UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_______________________________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
 _______________________________________________

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The Cooper Companies, Inc.
(Name of Registrant as Specified In Its Charter)

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February 2, 2024

Dear Stockholder:
You are cordially invited to join us at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of The Cooper Companies, Inc. (the “Company” or “Cooper”), which will be held at 8:00 a.m. (Pacific Time) on Tuesday, March 19, 2024, at our corporate headquarters at 6101 Bollinger Canyon Road, Suite 500, San Ramon, California.
At the Annual Meeting, we will ask our stockholders to vote on the proposals detailed in our Proxy Statement and related materials. We will be providing access to our proxy materials electronically under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, beginning on or about February 8, 2024, we are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to many of our stockholders instead of paper copies of this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended October 31, 2023 (the “2023 Annual Report”). This approach conserves natural resources and reduces our printing and distribution costs, while providing a timely and convenient method of accessing the materials and voting.
The Notice contains instructions on how to either access our materials through the internet or receive a paper copy of our proxy materials, including the Proxy Statement, the 2023 Annual Report, and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice, including stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail.
Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote by proxy by following the instructions on the proxy card or voting instruction card. Voting may be done over the internet, by telephone, or by mail (if you received paper copies of the proxy materials). Voting by proxy will ensure your representation at the Annual Meeting.
We look forward to seeing you at the Annual Meeting.
Sincerely,
Robert S. Weiss
Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

6101 Bollinger Canyon Road, Suite 500 San Ramon, CA 94583

Meeting Date:	Tuesday, March 19, 2024
Meeting Time:	8:00 a.m. (Pacific Time)
Location:	CooperCompanies Headquarters 6101 Bollinger Canyon Road, Suite 500 San Ramon, California 94583
Admission:	All stockholders are cordially invited to attend the Annual Meeting in person.
Agenda:
1.Elect eight directors to our Board to serve for one-year terms expiring at the 2025 annual meeting of stockholders.
2.Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending October 31, 2024.
3.Approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (“Say on Pay Proposal”).
4.Transact any other business that may properly come before the meeting.

Stockholders of record at the close of business on Wednesday, January 24, 2024, or their legal proxy holders, will be entitled to vote at the Annual Meeting.
On or about February 8, 2024, we will mail either (1) a Notice of Internet Availability of Proxy Materials or (2) a copy of this Proxy Statement and our Annual Report for the fiscal year ended October 31, 2023. The Notice will also contain instructions on how to request a paper copy of our proxy materials.
You may vote by following the instructions on the Notice or by using the proxy card accompanying the paper copy of materials. If phone or internet voting is available to you, instructions will be included on your proxy card.
YOUR VOTE IS IMPORTANT TO US. Regardless of whether you plan to attend the Annual Meeting, we encourage you to vote your shares as soon as possible to ensure that your vote is recorded. We look forward to your participation.
By Order of the Board of Directors of
THE COOPER COMPANIES, INC.
Nicholas S. Khadder
Vice President, General Counsel, and Secretary

Dated: February 2, 2024

TABLE OF CONTENTS

2024 ANNUAL MEETING OF STOCKHOLDERS	1
Proposals to Be Presented at the Annual Meeting	2
OUR BOARD OF DIRECTORS	4
Board Leadership	5
Director Nomination Process	6
Board Committees	7
CORPORATE GOVERNANCE	10
Corporate Governance Policies	10
Environmental, Social and Governance (“ESG”) Initiatives	11
Board of Directors’ Role in Risk Oversight	12
Audit Matters	15
Report of the Audit Committee	19
OWNERSHIP OF THE COMPANY	20
EXECUTIVE OFFICERS OF THE COMPANY	22
COMPENSATION DISCUSSION AND ANALYSIS	24
Report of the Organization & Compensation Committee	44
EXECUTIVE COMPENSATION TABLES	45
Summary Compensation Table	45
Potential Payments Upon Termination or a Change in Control	50
CEO PAY RATIO	54
PAY VERSUS PERFORMANCE	54
PROPOSAL 1 — ELECTION OF DIRECTORS	61
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	69
PROPOSAL 3 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION	71
OTHER MATTERS	73
RECOMMENDATIONS	73
VOTING INFORMATION	73
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR	77
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	78

2024 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Tuesday, March 19, 2024, at 8:00 a.m. (Pacific Time)
Location:	6101 Bollinger Canyon Road, Suite 500 San Ramon, California 94583
Notice Mailing Date:	February 8, 2024
Record Date:	January 24, 2024

This Proxy Statement is presented on our behalf by order of the Board of Directors (the “Board”). It contains information about our Company and the proposals to be presented at the Annual Meeting.
Throughout this Proxy Statement we may also refer to various documents that are available on our website. The content posted on, or accessible through, our website is not incorporated by reference into this Proxy Statement or any of our filings with the U.S. Securities and Exchange Commission (the “SEC”) and may be revised by us (in whole or in part) at any time, and from time to time.
We have also furnished our 2023 Annual Report to all stockholders of record. The 2023 Annual Report contains our financial statements for the fiscal year ended October 31, 2023 and other useful information, but it is not part of the materials for the solicitation of proxies.

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Proposals to Be Presented at the Annual Meeting

PROPOSAL 1 – ELECTION OF DIRECTORS	Page 61
Board Recommendation:     FOR Each Director
Vote Requirement:     Majority of Shares Voted

You are asked to vote on the election of the eight directors listed below to serve for one-year terms expiring at the 2025 annual meeting of stockholders.

Each director nominee is elected annually. Additional information about all current directors and selection of nominees can be found below under the heading Our Board of Directors. Information about the nominees and their qualifications for service can be found under Proposal 1 - Election of Directors.

Director Nominees for Consideration at the Annual Meeting

			Committee Memberships
Name	Director Since	Age	Audit	Corporate Governance & Nominating	Organization & Compensation	Independent
Robert S. Weiss (Chairman)	1996	77
William A. Kozy (Lead Director)	2016	72		❖	◆
Lawrence E. Kurzius	2023	66	◆		◆
Colleen E. Jay	2016	61		◆	❖
Cynthia L. Lucchese	2022	63	◆	◆
Teresa S. Madden	2020	67	❖		◆
Maria Rivas, M.D.	2021	60	◆	◆
Albert G. White III (CEO)	2018	54

PROPOSAL 2 – RATIFY APPOINTMENT OF KPMG LLP	Page 69
Board Recommendation:      FOR
Vote Requirement:     Majority of Shares Represented

You are asked to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the 2024 fiscal year.

The Audit Committee has appointed the firm of KPMG LLP (“KPMG”) to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending October 31, 2024. This appointment will continue at the pleasure of the Audit Committee and is presented to the stockholders for ratification as a matter of good governance.
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PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY ON PAY”)	Page 71
Board Recommendation:     FOR
Vote Requirement:     Majority of Shares Represented

You are asked to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers.

Information regarding our compensation practices and the compensation of our Named Executive Officers in the 2023 fiscal year can be found below in our Compensation Discussion and Analysis and the following compensation tables.

Named Executive Officers for Fiscal 2023

Name	Title
Albert G. White III	President & Chief Executive Officer
Brian G. Andrews	Executive Vice President, Chief Financial Officer & Treasurer
Daniel G. McBride	Executive Vice President & Chief Operating Officer
Holly R. Sheffield	President, CooperSurgical, Inc.
Gerard H. Warner III	President, CooperVision, Inc.

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OUR BOARD OF DIRECTORS

Current Directors	Director Since	Age	Committee Memberships			Independent	Other Public Boards
			Audit	Corporate Governance & Nominating	Organization & Compensation
Robert S. Weiss (Chairman)	1996	77					—
William A. Kozy (Lead Director)	2016	72		❖	◆		1
Lawrence E. Kurzius	2023	66	◆		◆		2
Colleen E. Jay	2016	61		◆	❖		2
Cynthia L. Lucchese	2022	63	◆	◆			1
Teresa S. Madden	2020	67	❖		◆		1
Gary S. Petersmeyer (1)	2013	76	◆		◆		—
Maria Rivas, M.D.	2021	60	◆	◆			—
Albert G. White III (CEO)	2018	54					—

(1)Mr. Petersmeyer has announced his intention to resign from the Board effective on the date of the Annual Meeting and will not stand for re-election. Additional information about the director nominees can be found under Proposal 1 - Election of Directors.

	Weiss	Kozy	Jay	Kurzius	Lucchese	Madden	Petersmeyer	Rivas	White

Independent	X	X	X	X	X	X	X	X
Skills / Qualifications
Executive Leadership Experience	X	X	X	X	X	X	X	X	X
Public Company Board Experience	X	X	X	X	X	X	X	X	X
Finance & Accounting / Risk Management	X	X	X	X	X	X	X	X	X
Investments / Strategic Planning / M&A	X	X	X	X	X	X	X	X	X
Global Business Experience	X	X	X	X	X	X	X	X	X
Healthcare Industry	X	X			X		X	X	X
Government / Regulatory	X	X	X			X	X	X	X
Manufacturing / Distribution / Supply Chain	X	X	X	X	X		X		X
Gender Identity
Male	◆	◆		◆			◆		◆
Female			◆		◆	◆		◆
Race/Ethnicity
Hispanic/Latinx								◆
White/Caucasian	◆	◆	◆	◆	◆	◆	◆		◆

Tenure (Yrs.)	27	7	7	0	1	3	11	2	5

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Board Leadership
We maintain separate positions for the Board Chair and Chief Executive Officer (CEO). We also maintain an independent Lead Director position. We believe this division provides a balance between the independence of our directors and the experience of our officers. Our current Chair has significant business experience with the Company but has also been affirmatively determined to be independent by our Board. We feel that maintaining a separation between the Chair and the CEO provides for strong, knowledgeable leadership of the Board separate from the CEO’s immediate, day-to-day involvement with the Company.

Meetings
The Board and its committees met as follows during our most recent fiscal year:

Number of Meetings
Board of Directors	6
Audit Committee	6
Organization & Compensation Committee	5
Corporate Governance & Nominating Committee	4
The non-employee directors hold executive sessions in connection with regular meetings of the Board and more often as they deem appropriate. Either Mr. Weiss, as Chair, or Mr. Kozy, as Lead Director, presides over executive sessions.
During the 2023 fiscal year, each director attended at least 75% of the board meetings and meetings of committees on which the director served. We do not maintain a formal policy regarding director attendance at the Annual Meeting.

Director Independence
In making determinations regarding independence, the Board considers the objective requirements for independence set forth by the SEC and the Nasdaq Global Select Market (“Nasdaq”). In the 2023 fiscal year, the Board also considered the independence requirements of the New York Stock Exchange (“NYSE”).
The Board has confirmed that each independent director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board and its committees conduct regular self-evaluations and review director independence and committee composition to ensure continued compliance with applicable regulations.
Additionally, under our Amended and Restated Corporate Governance Principles, directors are not permitted to serve on the boards of more than two other public companies while they serve on our Board; provided, that the Board may make exceptions to this standard as it deems appropriate in the interest of our stockholders. We do not limit service on private company boards of directors or with non-profit organizations. The Board considers these affiliations and professional relationships on a case-by-case basis to ensure there are no conflicts of interest with the Company or other factors that would impair the relevant non-employee director’s independence from the Company.
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Director Nomination Process
The Corporate Governance & Nominating Committee (the “CGNC”) is responsible for identification and recommendation of qualified candidates to present to the Board for consideration as director nominees. As part of this responsibility, the CGNC annually considers the size, composition, diversity, and responsibilities of the Board. The CGNC considers the background and skills of the current board members, the needs of the Board, and the qualifications of any potential candidates prior to making recommendations regarding nominations.
Stockholder nominations must be received on a timely basis and meet the criteria set forth below and in the information on Stockholder Proposals and Nominations for Director.

Criteria for Nominees
The CGNC has set minimum criteria which must be met by any director candidate as follows:
(1)meet the objective independence requirements set forth by the SEC and Nasdaq (other than executive nominees),
(2)exhibit strong personal integrity, character, and ethics, and a commitment to ethical business and accounting practices,
(3)demonstrate an understanding of, and commitment to, good governance practices and the fiduciary responsibilities expected of a director,
(4)have an appropriate educational background and significant business or professional experience,
(5)not serve on more than two other public company boards,
(6)not be involved in on-going litigation with Cooper or be employed by an entity which is engaged in such litigation, and
(7)not be the subject of any on-going criminal investigations, including investigations for fraud or financial misconduct.
In addition to these minimum standards, the CGNC considers whether a candidate has any special expertise, skills, characteristics, or qualifications that would be of particular benefit to the Company or that address a need for specific operational, management, or other expertise. The CGNC seeks candidates who demonstrate an understanding of financial statements and financial matters, offer business and managerial experience that complements the experience of current directors, and provide additional depth of knowledge that will provide practical insights and diverse perspectives that will benefit the Board in its oversight of our business.

Diversity and Inclusion
The CGNC also considers whether a candidate’s personal and professional background will strengthen the overall diversity of the Board and enhance the quality of deliberations and decisions. While we do not have a formal diversity policy for Board membership, the CGNC believes it is important to have directors from various backgrounds and professions to ensure that the Board has a wealth of experiences to inform its decisions.
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Consistent with this philosophy, the CGNC seeks directors who represent a mix of backgrounds, skills, and experiences and is committed to including candidates in each search who reflect diverse backgrounds, including candidates of diverse ethnicity, gender, sexual orientation, age, education, cultural background, and professional experiences.

As of February 1, 2024
Total Number of Directors	9

	Female	Male	Non-Binary	Did Not Disclose
Gender Identity:	4	5	—	—

Demographic Background:
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic/Latinx	1	—	—	—
Pacific Islander or Native Hawaiian	—	—	—	—
White	3	5	—	—
Two (or more) Races or Ethnicities	—	—	—	—
LGBTQIA+	—	—	—	—
Did not disclose	—	—	—	—

Board Refreshment
The Board has not adopted formal term limits or retirement age requirements, as it believes these are arbitrary and limit the ability to retain directors with valuable experience and company knowledge. However, the Board is committed to refreshment of the board of directors on a regular basis to ensure a balance of innovative ideas with experienced leadership.
In furtherance of this commitment, the Board has worked actively to develop internal policies and practices to ensure regular refreshment of appointments and the CGNC has developed a succession planning framework to ensure continued refreshment of Board appointments.
Five of our current directors joined the Board within the past five years, and seven of our nine directors have served for no more than ten years. The Board views the current composition as a meaningful demonstration of its efforts to refresh its membership and expects to continue these efforts going forward.

Board Committees
The Board currently maintains three standing committees as described below. Committee membership is determined by the Board and reviewed regularly. As required by the SEC and Nasdaq, all members of our Audit Committee, CGNC, and Organization & Compensation Committee (“OCC”) are independent directors.
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Each committee maintains a written charter detailing its authority and responsibilities. These charters are updated periodically as legislative and regulatory developments and business circumstances warrant.
All committee charters are available on our website at http://investor.coopercos.com/corporate-governance.

Audit Committee	Members
The Audit Committee provides advice with respect to our financial matters and assists the Board in fulfilling its oversight responsibilities regarding: (i) the quality and integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) review of our potential risk factors, (iv) our system of internal accounting and financial controls, (v) our enterprise risk management program, (vi) the qualifications and independence of the independent registered public accounting firm (the “Independent Auditors”) and (vii) the oversight and performance of the Company’s internal audit function and the Independent Auditors.
The Audit Committee advises and makes recommendations to the Board regarding our financial, investment, and accounting procedures and practices. The Audit Committee also has oversight responsibility for review of any related party transactions (as defined under Item 404 of Regulation S-K), treasury and investment matters, and the Company’s information security programs.
Each of Ms. Madden, Mr. Kurzius, and Ms. Lucchese are Audit Committee Financial Experts as defined by the SEC. Additional information regarding the Audit Committee and its responsibilities can be found below in the information on Audit Matters.
Teresa S. Madden (Chair) ___________ Lawrence E. Kurzius Cynthia L. Lucchese Gary S. Petersmeyer Maria Rivas, M.D.
Organization & Compensation Committee	Members
The OCC reviews and approves all aspects of the compensation paid to our Chief Executive Officer and our executive officers as defined by Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Members of the OCC are not eligible to participate in any of our executive compensation programs.
The OCC approves the composition of our peer group for comparative compensation review, the terms of our incentive compensation and equity-based plans (including the allocation and terms of equity awards to employees), corporate goals and objectives for the Chief Executive Officer, and any agreements providing for the payment of benefits following a change in control of the Company. The OCC also advises and makes recommendations to the Board regarding annual compensation of the non-employee directors. The OCC has oversight responsibility for our retirement programs and human capital management practices, including succession planning, diversity & inclusion objectives, and other management development programs designed to strengthen our internal pool of candidates for executive level positions and promote mentoring of senior level employees.
Colleen E. Jay (Chair) ___________ William A. Kozy Lawrence E. Kurzius Teresa S. Madden Gary S. Petersmeyer
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Corporate Governance & Nominating Committee	Members
The CGNC develops, implements, and maintains our corporate governance standards. It advises and makes recommendations to the Board concerning our primary governance policies, proposed changes to our charter and by-laws, proposed changes to the charters of the Board committees, and procedures for reporting violations of our policies and standards. The CGNC also monitors compliance with our Code of Conduct and other policies by our directors and officers and has responsibility for review of any conflicts of interest (actual or potential).
The CGNC performs the functions described below under Director Nomination Process and makes recommendations regarding the composition, function, and size of the Board and its Committees, standards for the Board’s review of its own performance, continuing education for directors, and matters related to Board refreshment and succession planning.
The CGNC also oversees our compliance programs and our Environmental, Social and Governance initiatives as discussed in more detail below.
William A. Kozy (Chair) ___________ Colleen E. Jay Cynthia L. Lucchese Maria Rivas, M.D.
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CORPORATE GOVERNANCE
We have an ongoing commitment to good governance and business practices. In furtherance of this commitment, we regularly monitor developments around corporate governance and review our policies and practices as needed. We seek to comply with the rules and regulations promulgated by the SEC and Nasdaq, and to implement other corporate governance practices we believe are in the best interest of the Company and its stockholders.
In keeping with this commitment:
•All members of our Board are independent, other than Mr. White (our Chief Executive Officer).
•All members of the committees of our Board are independent.
•Board members stand for re-election annually and our corporate Bylaws include a majority voting standard for the election of our directors.
•Our Bylaws include proxy access provisions.
•The Board is active in oversight of risk and risk management.
•We do not maintain a stockholder rights plan (“poison pill”).
•We are committed to corporate social responsibility and sustainability.
Additionally, we maintain various corporate policies, discussed in more detail below, that reflect our dedication to good governance. We believe that the policies and practices currently in place enhance our stockholders’ interests.

Corporate Governance Policies
Corporate Governance Principles
We maintain Corporate Governance Principles which specify our standards for director qualifications, director responsibilities, Board committees, director access to our executive officers and employees, director orientation and continuing education, and performance evaluations of the Chief Executive Officer and of the Board and its committees. The Corporate Governance Principles also address compensation and stock ownership requirements for our non-employee directors (discussed in more detail in the section on Director Compensation). The Corporate Governance Principles are available in their entirety on our website at http://investor.coopercos.com/corporate-governance.

Code of Conduct
Our Code of Conduct (the “Code”) was adopted in June 2021 and replaced our prior Ethics & Business Conduct Policy. The Code is designed to reflect current best practices, enhance and expand on the Company's position regarding maintenance of ethical business practices, elaborate on certain topics such as human rights, diversity, inclusion, and equality, and promote awareness of ethical issues that may be encountered in carrying out an employee’s or director’s responsibilities.
We have designed the Code to provide guidance regarding compliance with laws, regulations, and Company policies, and we regularly communicate with employees regarding the Code to ensure familiarity and awareness. The Code applies to all employees, including executive officers, and to non-
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employee directors, including our Chief Executive Officer and Chief Financial Officer, and we require that employees annually certify their agreement to abide by the policy.
The Code provides guidance on multiple topics, including: (i) conflicts of interest, (ii) the protection and proper use of Company assets, (iii) relationships with customers, suppliers, competitors, and associates, (iv) government relations and anti-corruption regulations, and (v) compliance with laws and regulations, including laws and regulations relating to insider trading, equal employment opportunity, harassment, and health and safety. We have also added content regarding preventing fraud and money laundering, use of social media, promoting human rights, diversity and equity, and our commitments to environmental and social initiatives. Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.
The Code has been translated into multiple languages to facilitate readability and all employees receive a copy of the Code both at their date of hire and annually. The Code is also posted on our internal web pages for ease of access and is available in its entirety on our website at https://investor.coopercos.com/ethics-compliance.
Amendments to the Code, and any waivers of the Code granted to directors or executive officers, will be made available through our website. As of the date of this Proxy Statement, no waivers have been requested or granted, and adoption of the current Code did not result in any explicit or implicit waiver of any provision of the Ethics & Business Conduct Policy in effect prior to the adoption of the Code.

Stock Trading Policy: Hedging & Pledging
We have implemented a Stock Trading Policy that applies to senior executives, including our Named Executive Officers and all members of the Board of Directors. Under this Policy, trading in Company securities is prohibited except during specifically designated windows. Additionally, executives and members of the Board are prohibited from engaging in various trading practices which would suggest speculation in our securities, including short sales, puts, calls, forward sales, equity swaps, or other hedging transactions. Our Policy does permit executives and members of the Board to pledge securities as collateral, but only upon prior notice to, and approval from, the Company.

Environmental, Social and Governance (“ESG”) Initiatives
We believe that conducting business in a socially and environmentally responsible manner is important to our long-term success. Recognizing the impact that ESG matters have on our business, we are expanding existing initiatives and actively developing new projects to ensure sustainability and corporate responsibility remains a key focus of our business.
To ensure support and advancement of these initiatives, the CGNC has oversight responsibility for our overall ESG strategy under its charter. In this capacity, the CGNC has general oversight authority for our overall ESG strategy, but specific topics continue to be overseen by other committees as appropriate, including cybersecurity oversight by the Audit Committee and human capital management review by the OCC. Additionally, our Board continues to have regular ESG discussions at its meetings.
We released our annual ESG Report in May 2023, and it can be found on our public website at https://www.coopercos.com/esg/. The report is designed to provide transparency regarding our ESG efforts, and we encourage you to read it for information regarding our ESG initiatives, activities in furtherance of
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our commitment to the United Nations Sustainable Development Goals, diversity and inclusion efforts, human capital management, and commitments to data privacy and security.
Highlights from the report include:
•We continue to partner with PlasticBank to provide net plastic-neutral contact lens products. This initiative prevented the equivalent of more than 100 million plastic bottles reaching the ocean in 2022.
•The CooperVision distribution facility in New York obtained LEED/Breeam Certification, increasing the number of our certified facilities from 7 to 8.
•Through our environmental impact initiatives, we reduced our greenhouse gas emissions by 7% year over year. This reduction was supported by increased use of our new power plant facility in Puerto Rico and 100% renewable electricity sourcing at all key facilities in New York and the United Kingdom.
•We continued and expanded partnerships with non-profit organizations to expand access to eye exams, vision care, and vision correction, and expand access to reproductive healthcare and fertility treatment.
In addition to our ESG Report, additional information regarding our corporate responsibility initiatives can be found on our website at http://www.coopercos.com/corporate-responsibility.
Although we encourage our stockholders to review the information in our ESG Report and on our website, the contents of the report and website are not deemed filed with the SEC and are not incorporated by reference into any filing by Cooper under the Exchange Act.

Board of Directors’ Role in Risk Oversight
General
Our Board recognizes the importance of appropriate oversight of potential business risks in running a successful operation and meeting its fiduciary obligations to our business and our stockholders. While our management team has responsibility for the day-to-day assessment and management of potential business risks, the Board maintains responsibility for ensuring an appropriate culture of risk management and setting the proper “tone at the top.”
In this function, the Board, directly and through its committees, has oversight responsibilities for our risk management process and in understanding the steps taken by management to address specific risks, including competitive, legal, regulatory, operational, and financial risks.
Each committee of the Board also regularly assesses risks related to its area of focus in connection with execution of committee responsibilities. For this purpose, each committee has the ability to engage outside advisors as needed, regularly meets in executive session with key management personnel, and maintains full access to management. The Board believes that delegation of certain responsibilities and oversight functions to its committees allows for more robust oversight process, utilizing the technical expertise and subject matter focus of the Board's individual committees.

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Enterprise Risk Management
To further strengthen risk oversight, we have adopted an enterprise risk management ("ERM") program led by a Risk Leadership Committee ("RLC") that includes our Chief Operating Officer, Chief Financial Officer, and our General Counsel.
The RLC is supported by a Global Risk Committee composed of senior business leaders tasked with providing periodic assessments of the key risks, mitigation activities, and trends related to their functional areas. These assessments are reviewed by the RLC and compiled into a formal report provided to the Audit Committee at least annually.
The ERM program combines with regular processes and communications throughout the Company, including between management and the Board and Board committees, to ensure business risks are addressed continually in a structured manner.

Cybersecurity Risks
The Audit Committee has oversight authority for our information security programs and receives updates at least quarterly from management on matters related to cybersecurity incidents. Our information technology (IT) leadership also provides a detailed, in-person update to the Audit Committee at least annually.
This update includes a discussion of significant threats to our systems, risk mitigation strategies, program assessments, planned improvements, and status of information security initiatives. We also maintain a cyber insurance policy that provides coverage for security breach recovery and response. Additional information regarding our cybersecurity program can be found in our 2023 Annual Report.

Risk and Compensation
The OCC regularly reviews and assesses the possible risks related to our compensation programs. Based on this assessment, the OCC has concluded that the structure of our compensation programs does not create unreasonable risk or the likelihood of a material adverse impact on the Company.
In making this determination, the OCC considered possible compensation-based risks and means by which potential risks may be mitigated, including the operation of our internal control structure and the Committee’s oversight. The OCC also considered the structure of our compensation programs, including:
•Oversight of executive compensation by an independent committee of the Board.
•Use of an independent compensation consultant and annual review of compensation against an appropriate peer group.
•The use of a combination of short- and long-term compensation programs to create a balanced mix of pay components for our executives.
•Capped bonus targets for annual incentives and equity grant guidelines to govern the size of grants.
•Equity ownership guidelines for our senior executives to strengthen the connection between executive and stockholder interests.
•A compensation recovery (“clawback”) policy to reduce the risk that executives would be motivated to maximize performance in a specific period over long-term goals.
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•Double-trigger change-in-control provisions in agreements with our Named Executive Officers to prevent guaranteed payouts (see Potential Payments Upon Termination).
Additional information regarding our executive compensation program and how financial performance is tied to the compensation of our NEOs can be found in the Compensation Discussion and Analysis.

Management Succession Planning
At least annually, and more often as deemed appropriate, the OCC meets with management to discuss succession plans for our executive management, including our Chief Executive Officer. Succession plans are designed to allow for an orderly transition of top executive posts either in the ordinary course of business or in response to emergency situations. Management develops and presents plans for identification, mentoring, and continuing development of potential internal candidates for executive leadership positions. The Committee provides oversight, input, and recommendations regarding the criteria to be used for identification of potential candidates for succession to leadership positions. The Committee also meets with individual members of management occasionally throughout the year to assess leadership development within the executive team.

Related Party Transactions
We review all relationships and transactions in which the Company and our directors and executive officers, or their immediate family members, are participants. The Company’s legal and governance staff is primarily responsible for monitoring and obtaining information from the directors and executive officers with respect to related party transactions and for then determining, based on the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction.
Management reports related party transactions to the Audit Committee in accordance with written policy and the Audit Committee reviews and approves (or ratifies) all transactions between the Company and related parties that are required to be disclosed under SEC rules.
Under this policy, the Audit Committee has deemed certain transactions to be pre-approved or ratified even if the aggregate amount involved exceeds thresholds that would otherwise require disclosure as follows:
•Compensation paid for service as executive officer of the Company, provided such compensation has been approved by the OCC and the executive officer is not an immediate family member of another related party;
•Transactions involving the recovery of incentive-based compensation as required under any policy established by the Company for that purpose;
•Compensation for service as a non-employee director provided such compensation is required to be reported in the Company's proxy statement;
•Transactions where the related party’s only interest arises from the ownership of the Company’s common stock and all holders of the Company's common stock received the same benefit on a pro rata basis (such as payment of regular dividends or stock splits),
•Transactions between parent and subsidiary entities within the Company’s subsidiary structure, joint ventures, equity investments, and limited liability entities,
•Transactions where law or government authority regulate the rates or charges, and
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•Transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
KPMG, as our independent registered public accounting firm, reviews our controls around the identification and reporting of related party transactions as required by current accounting and auditing standards.
We have determined that there were no related party transactions requiring disclosure during the 2023 fiscal year.

Audit Matters
The Audit Committee’s primary responsibilities relate to the reliability and integrity of our accounting policies, financial reporting and financial disclosure practices, the maintenance of our system of internal accounting and financial controls, and the retention and termination of our independent registered public accounting firm (the “Independent Auditors”).
The Audit Committee assists the Board in fulfilling its oversight responsibilities regarding: (i) the quality and integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) review of our potential risk factors, (iv) the qualifications and independence of the Independent Auditors, and (v) the oversight and performance of the Company’s internal audit function and the Independent Auditors.
Additionally, the Audit Committee assists the Board with risk oversight, as discussed above, including review of our enterprise risk management programs and oversight of cybersecurity, treasury and investment matters, and related party transactions.
Governance
The Audit Committee operates under a written charter which can be found on our website at http://investor.coopercos.com/corporate-governance. The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant policy requirements of the SEC, the Public Company Accounting Oversight Board, and Nasdaq.
Member Qualifications
The Audit Committee had five members until our 2023 Annual Meeting of Stockholders and four members for the remainder of the 2023 fiscal year. Our Board determined that all five directors serving on the Audit Committee during the year were independent directors as required by the SEC and each of the NYSE and Nasdaq.
The Board further determined that all five members serving during the 2023 fiscal year met the financial literacy requirements of the NYSE and the financial sophistication requirements of Nasdaq. Additionally, both Ms. Lucchese and Ms. Madden were determined to meet the qualifications for an audit committee financial expert as defined by the SEC (as was former director, Jody S. Lindell, until her retirement as of the date of the 2023 Annual Meeting of Stockholders).
Mr. Kurzius was appointed to the Audit Committee after the start of the 2024 fiscal year. Prior to his appointment, the Board determined that Mr. Kurzius was independent as required by the SEC and Nasdaq. Since his appointment, the Board further determined that Mr. Kurzius meets the financial
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sophistication requirements of Nasdaq and the qualifications for an audit committee financial expert as defined by the SEC.

Internal Controls
The Company has a full-time internal audit function that reports to the Audit Committee and the Chief Financial Officer, and is responsible for, among other things, objectively reviewing and evaluating the adequacy, effectiveness, and quality of the Company’s system of internal controls. To support this work, management has engaged Ernst & Young LLP to assist the Company’s internal audit team. The Audit Committee is responsible for oversight and performance of the Company’s internal audit function.

Independent Auditors
The Audit Committee is solely responsible for the appointment, compensation, retention, and termination of the Independent Auditors for the purpose of (i) preparing or issuing an audit report or related work, or (ii) performing other audit, review, or attest services for the Company.
Oversight
Oversight of the work of our Independent Auditors includes:
•Review and approval of the planned scope of our annual audit.
•Review of the Independent Auditors’ continued independence.
•Review and pre-approval of any audit and non-audit services that may be performed by our Independent Auditors.
•Review of the adequacy of our internal financial and disclosure controls with management and the Independent Auditors.
•Review of our critical accounting policies and the application of accounting principles.
•Reviewing the auditors’ report and critical audit matters presented by the Independent Auditors.
•Monitoring the Independent Auditors’ rotation of partners on our audit engagement team as required by regulation.
The Independent Auditors report directly to the Audit Committee.
Appointment
The Audit Committee has appointed KPMG to serve as our Independent Auditors and to perform an independent audit of the Company’s consolidated financial statements, as well as our internal controls over financial reporting, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee has met and held discussions with management and KPMG regarding the fair and complete presentation of the Company’s financial results.
The Audit Committee reviews the independence and quality control procedures of KPMG and the experience and qualifications of KPMG senior personnel that are providing audit services to the Company at least annually. In conducting its review of KPMG, the Audit Committee considers:
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•Historical and recent performance, including the results of an internal survey of KPMG’s service.
•Quality and professional reputation, utilizing the questionnaire published by the Center for Audit Quality.
•External data relating to audit quality and performance, including recent PCAOB reports on KPMG and its peer firms.
•The value of KPMG’s services in relation to the fees charged to the Company.
•KPMG’s tenure as our Independent Auditors and its familiarity with our global operations and businesses, accounting policies and practices and internal control over financial reporting.
•KPMG’s capability and expertise in handling the breadth and complexity of our worldwide operations.
•KPMG’s compliance with the partner rotation requirements established by the SEC.
•KPMG’s integrity and objectivity.
•KPMG’s independence from the Company consistent with PCAOB Rules, and the impact that any relationships or services may have on the objectivity and independence.
The Company also annually confirms with each of its directors and executive officers whether there are any relationships that they are aware of with KPMG LLP that may impact the auditor independence evaluation.
Based on this evaluation, including the factors discussed above, the Audit Committee has concluded that KPMG is independent and believes it is in the best interests of the Company and its stockholders to retain KPMG to serve as our Independent Auditors for the 2024 fiscal year.
The Audit Committee has also set clear hiring policies regarding the Company’s hiring of present or former employees of KPMG.

Procedures for Handling Accounting Complaints
The Audit Committee has established procedures for receipt and handling of potential complaints we may receive regarding accounting, internal accounting controls, or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. In furtherance of this goal, we have established a confidential reporting system managed by an independent third-party vendor through which employees may report concerns about our business practices. The reporting system provides both a telephone hotline and online reporting options in multiple languages.

Fees Paid to KPMG LLP
The Audit Committee or its Chair approved all audit services provided by KPMG for the fiscal year ended October 31, 2023 prior to the work being performed. The total fees paid or payable to KPMG for the last two fiscal years are as follows:
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	Fiscal Year Ended
	October 31, 2023	October 31, 2022
Audit Fees	$6,090,050	$5,290,720
Audit Related Fees	$—	$—
Tax Fees	$19,500	$20,000
All Other Fees	$—	$5,000

•Audit Fees include the audit of the Company’s annual financial statements, review of financial statements included in each of our Quarterly Reports on Form 10-Q and services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes audit related work for acquisitions and our ongoing adoption of new accounting standards.
•Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor.
•Tax Fees primarily relate to the preparation and review of federal, state, and international tax returns and assistance with tax audits.
•All Other Fees include assurance services not related to the audit or review of our financial statements.

Our Audit Committee determined that the rendering of non-audit services by KPMG was compatible with maintaining the independence of KPMG.

Audit Committee Pre-Approval Procedures
Under its charter, the Audit Committee must pre-approve the engagement of, and fees incurred by, KPMG LLP to perform audit and other services for the Company and its subsidiaries. The Audit Committee maintains a Pre-Approval Policy for this purpose.
The Pre-Approval Policy designates the services which may be performed by the independent auditors and provides for advance approval of services and fees, consistent with SEC regulations regarding pre-approval of services. In some cases, pre-approval for a particular category or group of services and related fees may be provided by the Audit Committee for up to a year, subject to annually approved budget limits and regular management reporting. Management recommendations are considered in connection with such engagements, but management has no authority to approve engagements.
In determining whether to grant pre-approval, the Audit Committee considers non-audit fees incurred to date as a percentage of total annual fees paid to KPMG LLP and the potential impact of KPMG LLP performing such services on auditor independence, including (i) whether the services are permitted under the rules and recommendations of the PCAOB, the American Institute of Certified Public Accountants, and Nasdaq, (ii) whether the proposed services are permitted under Cooper’s policies, and (iii) whether the proposed services are consistent with the principles of the SEC’s auditor independence rules. The Audit Committee considered and determined that fees for services other than audit and audit-related services paid to KPMG LLP during fiscal year 2023 are compatible with maintaining KPMG LLP’s independence.
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The Chair of the Audit Committee also has the delegated authority to pre-approve, on behalf of the full Audit Committee, engagements for additional services and associated fees estimated to be below $150,000, provided that any such pre-approvals are reported to the Audit Committee at least quarterly.
The Pre-Approval Policy also designates certain prohibited services for which the Company will not retain the Independent Auditors.

Report of the Audit Committee
The information contained in this report shall not be deemed filed with the SEC and is not incorporated by reference into any filing by Cooper under the Exchange Act.

During fiscal year 2023, the Audit Committee reviewed and discussed with management the processes and procedures associated with our assessment of internal controls over financial reporting, including management’s assessment of the effectiveness of such controls.
The Audit Committee also reviewed the quality and integrity of the Company’s consolidated financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of KPMG, and other significant financial matters.
The Audit Committee met six times, including telephonic and/or videoconference meetings, during the 2023 fiscal year.
The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended October 31, 2023 with management and KPMG, and management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with United States generally accepted accounting principles (GAAP).
The Audit Committee discussed with KPMG the matters required to be discussed by the PCAOB Auditing Standard No. 1301 “Communication with Audit Committees” and received both the written disclosures and the letter from KPMG that are mandated by applicable requirements regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and the Audit Committee discussed KPMG’s independence from the Company with the lead engagement partner.
Based on the review and discussions noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended October 31, 2023 and be filed with the SEC.

AUDIT COMMITTEE
Teresa S. Madden (Chair)
Lawrence E. Kurzius
Jody S. Lindell (Former Member)
Cynthia L. Lucchese
Gary S. Petersmeyer
Maria Rivas, M.D.
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OWNERSHIP OF THE COMPANY
Principal Securityholders
The following table contains information regarding all individuals or groups who have advised us that they own more than five percent (5%) of the outstanding shares of our common stock. Information is presented as of the Record Date and reflects information reported on the most recently filed Schedule 13G for each of the listed securityholders.

Name & Address of Beneficial Owner	Aggregate # of Shares Beneficially Held	Percentage of Shares
The Vanguard Group, Inc. (1) 100 Vanguard Blvd. Malvern, PA 19355	5,583,124	11.31%
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10022	4,357,742	8.80%
T. Rowe Price Investment Management, Inc. (3) 100 E. Pratt Street Baltimore, MD 21202	2,473,414	5.00%

(1)Based on information disclosed in a Schedule 13G/A filed by The Vanguard Group, Inc. on February 9, 2023 regarding ownership as of December 31, 2022. The Vanguard Group beneficially owns and has the sole power to dispose of or direct the disposition of 5,381,387 of these shares and has the shared power to dispose of or direct the disposition of 201,737 of these shares and has the shared power to vote 68,203 of these shares.
(2)Based on information disclosed in a Schedule 13G/A filed by BlackRock, Inc. on January 5, 2024 regarding ownership as of December 31, 2023. BlackRock, Inc., directly and through its subsidiaries, beneficially owns, and has the sole power to dispose of or direct the disposition of all 4,357,742 of these shares and has the sole power to vote or direct the vote of 4,024,774 of these shares.
(3)Based on information disclosed in a Schedule 13G filed by T. Rowe Price Investment Management, Inc. on February 14, 2023 regarding ownership as of December 31, 2022. T. Rowe Price Associates beneficially owns and has the sole power to dispose of or direct the disposition of all 2,473,414 of these shares and has the sole power to vote or to direct the vote of 983,996 of these shares.

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Securities Held by Insiders
The following table contains information regarding ownership of our common stock by each of our directors, the executives named in the Summary Compensation Table, and all current directors and executive officers as a group. The figures in this table represent sole voting and investment power except where otherwise indicated.

	Common Stock Beneficially Owned as of Dec. 31, 2023
Name of Beneficial Owner	Number of Shares	Percentage of Shares
Brian G. Andrews (1)	70,522	*
Colleen E. Jay (2)	7,743	*
William A. Kozy (3)	8,080	*
Lawrence E. Kurzius	—	*
Cynthia L. Lucchese	512	*
Teresa S. Madden	1,686	*
Daniel G. McBride (4)	177,827	*
Gary S. Petersmeyer (5)	4,446	*
Maria Rivas, M.D.	1,132	*
Holly R. Sheffield (6)	70,412	*
Gerard H. Warner III (7)	14,645	*
Robert S. Weiss (8)	204,855	*
Albert G. White III (9)	398,033	*
All current directors and executive officers as a group (15 persons)	986,966	2.0%
*    Less than 1% ownership.
(1)Includes 66,227 shares which Mr. Andrews could acquire upon the exercise of currently exercisable stock options and 723 shares underlying RSUs vesting on or before February 29, 2024.
(2)Includes 1,766 shares which Ms. Jay could acquire upon the exercise of currently exercisable stock options.
(3)Includes 1,766 shares which Mr. Kozy could acquire upon the exercise of currently exercisable stock options.
(4)Includes 142,715 shares which Mr. McBride could acquire upon the exercise of currently exercisable stock options and 1,042 shares underlying RSUs vesting on or before February 29, 2024. Also includes 23,624 shares held by an estate planning trust in which Mr. McBride maintains 50% or greater control.
(5)Includes 1,782 shares which Mr. Petersmeyer could acquire upon the exercise of currently available stock options and 2,447 share held by an estate planning trust in which Mr. Petersmeyer maintains 50% or greater control.
(6)Includes 63,434 shares which Ms. Sheffield could acquire upon the exercise of currently exercisable stock options and 986 shares underlying RSUs vesting on or before February 29, 2024.
(7)Includes 10,617 shares which Mr. Warner could acquire upon the exercise of currently exercisable stock options and 2,738 shares underlying RSUs vesting on or before February 29, 2024.
(8)Includes 60,322 shares which Mr. Weiss could acquire upon the exercise of currently exercisable stock options. Also includes 73,840 shares held by an estate planning trust in which Mr. Weiss maintains 50% or greater control.
(9)Includes 356,603 shares which Mr. White could acquire upon the exercise of currently exercisable stock options.
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EXECUTIVE OFFICERS OF THE COMPANY
Set forth below is information regarding our executive officers as of February 1, 2024 (other than our CEO, who is also a director and whose information appears below with information regarding our Nominees for election as director).

Daniel G. McBride	Age: 59
Executive Vice President & Chief Operating Officer
Mr. McBride has served as Executive Vice President and Chief Operating Officer since November 2013. He also served as interim General Counsel and Secretary from March 2022 through July 2022. He previously served as President of CooperVision, our contact lens business, from February 2014 through February 2022, as our Chief Risk Officer from July 2011 through October 2013, as our General Counsel from November 2007 through January 2014, and as Vice President from July 2006 through October 2013. He served as Senior Counsel from February 2005 through November 2007. Prior to joining Cooper, Mr. McBride was an attorney with Latham & Watkins LLP from October 1998 to February 2005, concentrating on mergers and acquisitions and corporate finance matters.
Mr. McBride serves on the board of Optometry Giving Sight, a private charity organization dedicated to ending preventable vision impairment and blindness around the world. He holds a B.S. in Finance from Santa Clara University and a J.D. from Stanford Law School.

Brian G. Andrews	Age: 45
Executive Vice President, Chief Financial Officer & Treasurer
Mr. Andrews has served as Executive Vice President, Chief Financial Officer & Treasurer since December 2020. He previously served as our Senior Vice President, Chief Financial Officer & Treasurer from May 2018, and as Treasurer since January 2013 and Vice President since November 2014. He also served as Vice President, Global Logistics and Service for CooperSurgical, a position he held from June 2017 to May 2018. Mr. Andrews previously served as Assistant Treasurer for the Company from April 2006 to December 2012. Prior to joining Cooper, he held various corporate and investment banking positions at KeyBanc Capital Markets from 2002 to 2006 and at ING Barings from 2000 to 2001.
Mr. Andrews holds a B.A. in Economics from Columbia University.

Holly R. Sheffield	Age: 53
President, CooperSurgical, Inc.
Ms. Sheffield has served as President of CooperSurgical, Inc., our women’s healthcare business, since July 2020. Previously, she served as Executive Vice President & Chief Strategy Officer from June 2018 to July 2020. Prior to joining Cooper, Ms. Sheffield had over 20 years of experience in investment banking. She joined Cooper from UBS Securities LLC, where she was a Managing Director, Global Head of Medical Technology from 2009 to May 2018. From 2000 to 2009, Ms. Sheffield was at Credit Suisse and from 1997 to 2000, Ms. Sheffield was at Donaldson, Lufkin & Jenrette until Credit Suisse acquired the firm. Ms. Sheffield currently serves on the board of Imperative Care, Inc., a private medical device company, and serves on the audit committee and the strategy and business development committee.
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Ms. Sheffield also serves on the board of AdvaMed, an American medical device trade association. She received a B.S. from Cornell University and an M.B.A. from Columbia Business School.

Gerard H. Warner III	Age: 59
President, CooperVision, Inc.
Mr. Warner has served as President, CooperVision, Inc. from February 2022. He previously served as Executive Vice President, Americas & Global Commercial Functions of CooperVision from April 2019 to January 2022 and as President, Americas from May 2015 to March 2019. Mr. Warner served in various other Vice President and Senior Vice President positions with CooperVision from May 2012 through April 2015. Prior to joining CooperVision, Mr. Warner spent 17 years at Bausch + Lomb in a variety of marketing and management roles.
Mr. Warner also serves on the board of The Vision Council, a nonprofit trade association for manufacturers and suppliers of the optical industry in the United States. He earned a B.S. in Business Administration in Marketing from Villanova University and an M.B.A. from The Simon School of Business, University of Rochester.

Nicholas S. Khadder	Age: 50
Vice President, General Counsel & Secretary
Mr. Khadder has served as Vice President, General Counsel & Secretary since August 2022. He previously served as general counsel of Standard BioTools, Inc. (formerly Fluidigm Corporation) from June 2016 to July 2022. From 2010 to June 2016, he held various positions at Amyris, Inc., including general counsel and corporate secretary from 2013 to June 2016. Previously, he served in senior corporate counsel roles at LeapFrog Enterprises, Inc. from August 2008 to September 2010, and at Protiviti Inc. (a subsidiary of Robert Half International Inc.) from June 2005 to July 2008. Mr. Khadder started his legal career as a corporate attorney at Fenwick & West LLP from October 1998 to May 2005.
Mr. Khadder holds an A.B. in English from the University of California, Berkeley and a J.D. from the University of California, Berkeley, School of Law.

Agostino Ricupati	Age: 57
Senior Vice President, Finance & Tax / Chief Accounting Officer
Mr. Ricupati has served as our Chief Accounting Officer since October 2017 and as Senior Vice President, Finance & Tax since July 2017. Mr. Ricupati previously served as Vice President, Tax for the Company from July 2013 to July 2017. Prior to joining Cooper, he served as International Tax Director for Intel Corp. from 2010 to 2013 and in various other senior finance and tax positions over the past 20 years.
Mr. Ricupati holds a master’s degree from DePaul University and is a Certified Public Accountant.

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COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes our compensation program and the compensation decisions made by the OCC related to the compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated persons serving as executive officers as of October 31, 2023 (collectively, our Named Executive Officers, or “NEOs”) in the following roles:

Name	Title
Albert G. White III	President & Chief Executive Officer
Brian G. Andrews	Executive Vice President, Chief Financial Officer & Treasurer
Daniel G. McBride	Executive Vice President & Chief Operating Officer
Holly R. Sheffield	President, CooperSurgical, Inc.
Gerard H. Warner III	President, CooperVision, Inc.

Fiscal 2023 Performance - The Year in Review
Fiscal 2023 was an outstanding year for Cooper as we continued successfully executing on our long-term strategic objectives, including gaining market share, driving profitability, launching innovative products and services, and maintaining a fantastic culture. We posted record revenues of $3.59 billion, up 9% from prior year and 11% in constant currency, with CooperVision posting record revenues of $2.42 billion, up 8% from prior year and 11% in constant currency, and CooperSurgical posting record revenues of $1.17 billion, up 10% from prior year and 11% in constant currency. Major geopolitical events and risks presented notable headwinds for the year, but we successfully managed these challenges, including coping with inflation, ongoing supply chain difficulties, heightened foreign exchange volatility, and higher interest rates. With this performance, our stock price appreciated 14% in fiscal 2023.
Within our business units, CooperVision’s record revenue performance included reporting an eleventh consecutive quarter of double-digit organic revenue growth to end the fiscal year. This led to market share gains and the strengthening of the company’s number two market share position in the global contact lens market in revenues, while becoming the leading global company in terms of wearers (based on internal estimates). CooperVision experienced global success with all geographic regions posting robust growth, and throughout its product portfolio, led by its silicone hydrogel portfolio of contact lenses. Product highlights included strong sales of daily silicone hydrogel lenses, led by MyDay®, continuing robust growth in the myopia management business, led by MiSight®, and ongoing success from the broad Biofinity portfolio of monthly silicone hydrogel lenses.
CooperSurgical’s record annual revenues included its fertility business closing the year on a very strong note, with its twelfth consecutive quarter of double-digit organic revenue growth. In addition to the strong growth in fertility, CooperSurgical achieved market share gains around the world and throughout its product portfolio driven by a wide array of market-leading products and services. CooperSurgical’s medical device operations also managed through significant supply chain challenges and reported record revenues.
During the 2023 fiscal year, we also continued investing heavily in key areas for both CooperVision and CooperSurgical. We expanded our manufacturing footprints, improved distribution capabilities, and completed significant IT projects, all of which supported record revenues and position us well for continued growth. We completed important integration activity, including transitioning our specialty
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lens care business into the core CooperVision franchise and advancing/completing numerous integration projects within CooperSurgical regarding our prior acquisition of Generate Life Sciences. We also invested considerable efforts enhancing our employee training and development activities.
Our results for fiscal 2023 reflect the continuation of a multiyear effort to drive stronger sustainable, organic growth by investing in our people and our infrastructure including strengthening our supply chain management, sales and marketing teams, and research and development efforts to support continuing launches of new and innovative products. This investment activity resulted in a very successful 2023 and puts us in an excellent position entering fiscal 2024, and well into the future.

2023 Financial Highlights
	Budget Target	FY2023 Results (Constant Currency) (1)	FY2023 Results	Change YoY (Constant Currency) (2)
Revenue:	$3.51 billion	$3.60 billion	$3.59 billion	11%
CooperVision:	$2.36 billion	$2.43 billion	$2.42 billion	11%
CooperSurgical:	$1.15 billion	$1.17 billion	$1.17 billion	11%
Non-GAAP EPS: (3)	$12.34	$13.02	$12.81	3%
Stock Price (10/31/2023):			$311.75	14%

(1)Constant currency results used for consideration of achievement for annual cash incentive compensation reflect adjustments to foreign exchange rate used in connection with our annual budget.
(2)The impact of currency rates on our fiscal 2023 results is discussed in detail in the Consolidated Financial Statements and other disclosures included in our 2023 Annual Report.
(3)For a reconciliation between GAAP and non-GAAP measures, see the “Reconciliation of Non-GAAP Financial Measures” section of this Proxy Statement.

Key highlights and accomplishments for fiscal 2023 include:
•CooperVision continued gaining market share reaching record levels in revenue dollars and wearers. CooperVision is the #2 contact lens company based on revenue share and our internal estimates rank us as the #1 contact lens company in number of wearers.
•CooperVision continued launching new products and expanding existing product lines.
◦MyDay® Energys contact lenses were launched in the United States. These lenses are specifically designed for today's digital lifestyle and were voted the most innovative product of 2023 by U.S. eye care practitioners.
◦Other MyDay® contact lenses, including MyDay® multi-focal and MyDay® expanded toric parameters, were launched in new markets around the world.
•CooperVision substantially grew its myopia management business with MiSight® reporting strong growth in markets around the world.
•CooperVision’s ongoing advocacy for myopia management supported the adoption of standard of care guidelines by professional associations, including the European Society of Ophthalmology and the World Society of Pediatric Ophthalmology and Strabismus.
•CooperVision acquired the specialty lens business SynergEyes, Inc.
•CooperSurgical reported strong gains in its fertility business across all regions and throughout its product portfolio, increasing its global market share.
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◦Fertility also expanded its global leading training programs through increasing Centers of Excellence activity.
•CooperSurgical continued improving supply chain management within its medical device business driving record revenues in that business.
•CooperVision and CooperSurgical each progressed multiple infrastructure projects, including:
◦Expanding manufacturing, distribution, and packaging capacity by adding new lines and improving existing lines.
◦Expanding global facility footprints within manufacturing, distribution, and packaging.
◦Completing various IT system implementations, including key ERP implementation projects in both divisions.
•On a global basis, throughout our business, we invested in organizational development and succession planning through various organizational projects to improve efficiency and support leadership training. This included expanding our employee development programs throughout the organization, including:
◦The addition of a Mind & Body Well-being employee resource group (“ERG”) to our existing ERG programs providing resources to a variety of areas, including better access to mental health support.
◦Launching new Inclusion & Diversity initiatives to support development of employees from underrepresented groups.
◦Implementing tools to improve talent review and succession planning across all levels of the organization.
•We also continued development of our ESG initiatives, as detailed in our ESG Report (which can be found on our website at https://www.coopercos.com/esg/). We encourage you to read the report for information regarding our ESG initiatives, including our continued efforts to reduce our reliance on fossil fuels and initiatives to reduce plastic waste.
Overall, we are proud of our successes during the 2023 fiscal year and our momentum entering fiscal 2024. The OCC took these efforts, and the resulting achievements, into consideration in its executive compensation decisions for fiscal 2023.

5 Year Trends

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5 Year Trends

Fiscal 2023 Compensation Highlights
Our executive compensation program is designed to support our business and compensation objectives, and to reinforce our pay-for-performance culture through performance-based compensation that rewards achievement of our financial goals and positive stockholder outcomes. In fiscal 2023, our NEOs were eligible for a combination of annual cash bonuses under our 2023 Incentive Payment Plan (the “2023 IPP”) and long-term equity incentives provided as a combination of performance-based awards, granted as performance share awards ("PSUs"), and time-vested stock options and/or restricted stock units (“RSUs”)
Approximately 92% of Mr. White’s target total direct compensation for fiscal 2023 was tied to financial and stockholder return outcomes, including 50% of total equity award value granted in the form of PSUs which only vest on achievement of financial performance over a three-year period. Approximately 84% of target total direct compensation for our other NEOs (on average) was tied to financial and/or stockholder return outcomes.

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Target Total Compensation Fiscal 2023

* “All Other Compensation,” as discussed in footnote 4 to the Summary Compensation Table represents less than 1% of total target direct compensation for our NEOs.

Fiscal 2023 Incentive Payment Plan Result
The 2023 IPP provides for annual cash incentives on achievement of designated quantitative financial metrics, representing 75% of the target bonus opportunity, and non-financial goals, representing 25% of the target bonus opportunity.
The quantitative financial metrics selected for the 2023 IPP were revenue, and either non-GAAP EPS for the Company or operating income for CooperVision or CooperSurgical. All metrics are measured on a constant currency basis. Non-financial goals selected for the 2023 IPP included operational, organizational, and business goals not explicitly reflected in the quantitative financial metrics. These non-financial goals generally aligned with the objectives approved by the Board for Mr. White at the beginning of the fiscal year and determination of NEO achievement was dependent on the OCC’s assessment of executive performance against the designated goals.
On review of the fiscal 2023 financial results and assessment of achievement against the designated non-financial goals, the OCC certified overall achievement of between 120% to 140% of target for each of the NEOs. This included the OCC’s determination that the NEOs had met the objectives set for the non-financial goals, resulting in achievement at 100% of target for the portion of annual bonuses based on those measures.
This determination, including quantitative achievement, the approved non-financial goals, and considerations in setting NEO achievement, is discussed in more detail below.

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Fiscal 2021 PSU Result
In December 2023, the OCC evaluated the performance results for PSUs that were granted in fiscal 2021 and eligible to be earned based on our 3-year non-GAAP EPS growth on a constant currency basis through the end of fiscal 2023. The OCC reviewed our financial performance over the three-year period and certified achievement of 14.8% compounded growth in non-GAAP constant currency EPS, which exceeded the maximum achievement goal. On that basis, the OCC confirmed achievement at 200% of target. This determination is discussed in more detail below.

Consideration of 2022 Say-on-Pay Vote
The OCC considered the outcome of our annual “Say-on-Pay” vote at our 2022 Annual Meeting in determining the design of our executive compensation program and the composition and levels of individual compensation packages for the 2023 fiscal year.
At our 2022 Annual Meeting approximately 91% of the votes cast on our Say-on-Pay proposal were voted in favor of the compensation program for our NEOs. The OCC viewed this an indication of support for our NEO compensation in fiscal 2022 and considered this result in setting compensation for fiscal 2023 as described in this Compensation Discussion and Analysis.
Consideration of 2023 Frequency of Say-on-Pay Vote
At our 2023 Annual Meeting, our stockholders also voted on the frequency with which we will hold “Say-on-Pay” votes to approve the compensation of our NEOs and substantially all votes cast (99.3%) were in favor of presenting a Say-on-Pay vote every year. Accordingly, we are again holding a “Say-on-Pay” vote to approve the compensation of our NEOs at our 2024 Annual Meeting, and currently intend to hold additional “Say-on-Pay” votes to approve the compensation of our NEOs annually.

Compensation Governance
The OCC oversees our executive compensation program. In this capacity, the OCC regularly reviews our program to ensure that we maintain an effective and appropriate link between pay and performance and that our compensation practices do not encourage behaviors that could have adverse effects on the Company.
The OCC seeks to ensure we maintain sound governance and compensation policies and practices. In designing and overseeing our executive compensation program we strive to employ best practices, and the OCC works closely with its compensation consultant, management, and such other advisors as the OCC considers appropriate to accurately assess our policies and practices.

THINGS WE DO:		THINGS WE DON’T DO:
✓	Entirely independent OCC	❖	No guaranteed annual salary increases
✓	Assessment by OCC of link between compensation and performance at least annually	❖	No guaranteed annual bonuses or long-term incentive awards
✓	Review by OCC of executive compensation program and individual compensation packages at least annually	❖	Prohibition on hedging and speculative transactions in Company securities by our officers and directors
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THINGS WE DO:		THINGS WE DON’T DO:
✓	Use of independent compensation consultants	❖	No supplemental executive retirement plan or other executive deferred compensation plans
✓	“Double-trigger” (change in control accompanied by an involuntary loss of employment) requirements for receipt of payments and benefits under employment agreements	❖	No related party transactions without approval from our Audit Committee
✓	Annual review of management succession planning process	❖	No repricing of long-term incentives without stockholder approval
✓	Robust stock ownership guidelines applicable to our executive officers	❖	No tax gross-ups for NEOs in connection with “change in control” payments
✓	Limited perquisites based on specific business rationale
✓	Compensation recovery (“clawback”) policy applicable to executive officer incentive compensation
✓	Exercise discretion to reduce annual cash incentive awards if determined necessary to ensure rigor required to earn incentive compensation

The OCC also regularly assesses the alignment between our executive compensation packages and our performance through:
•Regular updates from management on our business results,
•Review of our quarterly financial statements, management projections, and long-range plans,
•Review of management reports on continued progress on long-term strategies,
•Review of performance and market information regarding our peer group, and
•Review of broader industry compensation data relative to our market and other companies of comparable size.
The OCC considers management input, the advice of its compensation consultant, and publicly available peer information to be valuable tools in evaluating the relationship between executive compensation and Company performance.

Compensation Objectives / Pay for Performance
Our executive compensation program is designed to provide market-competitive target total direct compensation opportunities for our NEOs based on a “pay for performance” philosophy and to align our NEOs’ interests with those of our stockholders by emphasizing certain principles:
•Aligning compensation with performance by connecting executive compensation to financial measures that correlate strongly with stockholder returns,
•Balancing short-term financial results with long-term strategic objectives,
•Rewarding achievement of challenging corporate objectives, without encouraging inappropriate risk-taking,
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•Providing competitive pay packages aligned to market compensation practices, and
•Maintaining sufficient flexibility to allow recognition of significant individual achievements by our executive officers.
The OCC believes that each element of executive compensation and the total compensation provided to each of our NEOs is reasonable, competitive, and appropriate. The OCC believes that our executive compensation program provides an appropriate mix of elements that will allow us to continue to attract, retain, and motivate a top-performing management team, without encouraging excessive or inappropriate risk-taking by our executive officers, and that our compensation arrangements create incentives that drive our continued strong financial performance.
The compensation payable to our NEOs depends primarily on our financial performance and returns to our stockholders. This strategy has supported strong financial and operational results and we have maintained steady growth and returns for our stockholders over the past decade. We consider our executive compensation program design to be integral to our success and believe the performance measures selected for use in our incentive compensation plans serve as significant drivers of our continued success.
Compensation Recovery Policy
As part of the OCC’s pay for performance philosophy, the OCC has adopted a policy for recovery of incentive-based compensation in the event of misconduct by our NEOs (“Clawback Policy”). The Clawback Policy was amended in October 2023 to comply with the listing standards adopted by Nasdaq regarding compensation recovery, and the full policy is disclosed as an exhibit to our 2023 Annual Report.
Under the policy, in the event we are required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement under securities laws, the Company will recover Incentive Compensation (as defined under the policy) received by current or former executive officers, including our NEOs, in the three fiscal years prior to the triggering event. Incentive Compensation includes compensation that was granted, earned, or vested based wholly, or in part, on attainment of one or more measures derived from our financial statements. The OCC administers the Clawback Policy and has authority to determine the amount of recoverable compensation and manner of recovery.

Use of Compensation Consultants
In fiscal 2023, the OCC retained Compensia to provide information and analysis on the compensation of our executive officers and the non-employee members of our Board. The OCC maintains sole authority to determine the terms of Compensia’s retention and services, and a representative of Compensia generally attends OCC meetings.
The OCC has reviewed the nature of the relationship between itself and Compensia as an independent consulting firm, and its relationship with the members of Compensia as individuals, for potential conflicts of interest. In conducting this review, the OCC considered the factors identified by the SEC and Nasdaq as possibly contributing to conflicts, including the scope of work performed for the OCC by Compensia, the fees paid to Compensia for services, and any personal or business relationships between our executive officers or members of the OCC and Compensia or its individual members. Based on its
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review, the OCC determined there were no conflicts of interest or potential conflicts of interest arising in connection with the OCC’s engagement of Compensia.

Role of Management
The OCC considers input from management regarding executive compensation and performance to be a valuable tool in setting appropriate compensation levels. In addition to recommendations regarding annual executive compensation, management also provides recommendations to the OCC regarding:
•Selection of companies for our compensation peer group (as described further below),
•Appropriate structure for our annual incentive payment plan, including financial performance measures, non-financial objectives, target performance levels, and calculation or determination of achievement levels,
•Long-term incentive plan design and annual award allocations,
•Employment terms and arrangements, and
•Stock trading and incentive compensation recovery policies and ownership guidelines.
The OCC reviews management recommendations with its compensation consultant before making its own decisions on the compensation of our NEOs.

Compensation Peer Group
The OCC uses a peer group for understanding and assessing competitive compensation levels and practices within our industry. Our compensation peer group is drawn from publicly traded companies headquartered in the United States and is reviewed annually.
Recommendations for peer group companies are based on similarity of product lines or industry and similarity in company size as measured by annual revenue, market capitalization, operating margins, and other financial measures of organizational scope and complexity.
For fiscal 2023, companies in Healthcare Equipment, Healthcare Supplies, and Life Sciences Tools and Services industries with comparable business focuses and end markets (generally healthcare supplies or equipment and hospital or health-care provider end markets) were considered for inclusion in our compensation peer group. Our peer group selection criteria also targeted revenues between about $1.5 billion and $6.1 billion in the previous fiscal year (about 0.5x to 2.0x our own revenue) and market capitalizations between about $5.3 billion and $52.6 billion (about 0.3x to 3.0x our own market capitalization).
Our compensation peer group for fiscal 2023 comprised the following companies:

Agilent Technologies, Inc.	Illumina, Inc.
Align Technology, Inc.	Masimo Corporation
Bausch + Lomb Corporation	Revvity, Inc. (formerly PerkinElmer, Inc.)
Bio-Rad Laboratories, Inc.	ResMed Inc.
Charles River Laboratories International, Inc.	STERIS PLC
DENTSPLY SIRONA Inc.	Teleflex Incorporated
DexCom, Inc.	Waters Corporation
Edwards Lifesciences Corporation	Zimmer Biomet Holdings, Inc.
Hologic, Inc.
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Compared to the above group, our revenue was in the 26th percentile and our market capitalization was in the 35th percentile at the time the peer group was approved.
This group reflects updates from the peer group for fiscal 2022 as follows:
Removed:    Hill-Rom Holdings. Inc. – was acquired during the year.
Integra Lifesciences Holding Corporation – no longer meets criteria for peers.

Added:        Bausch + Lomb Corporation – relevant business match within financial criteria
        Zimmer Biomet Holdings, Inc. – relevant business match within financial criteria

Compensation Decision-Making
The OCC’s goal is generally to set all elements of NEO compensation within a competitive range, using a balanced approach that does not use rigid percentiles to target pay levels for each compensation element. For fiscal 2023, the OCC reviewed each element of compensation described below and set the target total direct compensation opportunities of our executive officers after taking into consideration the following factors:
•A compensation analysis of competitive market data performed by Compensia,
•Each executive officer’s scope of responsibilities, skill set, prior experience, and time in their position,
•The recommendations of our Chief Executive Officer, and
•General market conditions.
The OCC does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentile, or multiple for establishing compensation among the executive officers or in relation to the competitive market data. Instead, the OCC relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives regarding each individual and makes compensation decisions accordingly.

Executive Compensation
The primary elements of our executive compensation program are designed to allow us to attract and retain qualified executive officers and to connect NEO compensation to stockholder returns and company objectives.

Base Salary	Provides a minimum level of competitive compensation for our executives
Annual Cash Incentive	Encourages achievement of short-term business goals as reflected in our annual operating budget
Long-Term Equity Incentives	Connects equity incentives to strategic objectives and priorities linked to long-term success, supports alignment between executives and stockholders, and encourages executive retention

The majority of NEO compensation is a combination of annual cash and long-term equity incentives. This creates a direct link between our performance and NEO compensation. Additionally, compensation is
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balanced between short-term and long-term factors to encourage attention to annual financial and operational objectives, and long-term strategic goals to drive long-term stockholder value creation.
Annual target total direct compensation for our NEOs is based on current role, recent changes to responsibilities, and overall execution of duties throughout the prior fiscal year. Company performance, internal compensation alignment, peer group practices, and competitive market changes and conditions are also considered.

Base Salaries
We offer base salaries that are intended to provide a level of stable fixed compensation to our executive officers for performance of day-to-day services. Base salaries for our executive officers are generally reviewed annually to determine whether an adjustment is warranted or required, with any changes in base salary generally effective on the first day of our fiscal year.

EXECUTIVE	2022 BASE SALARY (1)	2023 BASE SALARY (1)	% CHANGE
Albert G. White III	$925,000	$1,080,000	16.8%
Brian G. Andrews	$550,000	$600,000	9.1%
Daniel G. McBride	$725,060	$750,000	3.4%
Holly R. Sheffield	$550,043	$575,000	4.5%
Gerard H. Warner III	$450,000	$500,000	11.1%

(1)Salaries as presented here represent amounts approved by the OCC for the indicated fiscal year. Salary changes become effective on a calendar year basis and therefore amounts presented here may differ from the Summary Compensation Table which presents amounts actually paid.

Salary changes for fiscal 2023 were structured to align executive compensation with similar roles from our peer group. This is consistent with the OCC’s overall philosophy regarding retention of key talent and maintaining stable leadership for the Company. Larger increases for certain executives, including our CEO, were approved in the context of salary levels that were meaningfully below the median of competitive market data provided by Compensia.

Annual Cash Incentives – 2023 Incentive Payment Plan
At the beginning of each fiscal year, the OCC approves an Incentive Payment Plan (“IPP”) to provide annual performance-based cash incentive opportunities. The OCC sets participation levels under the IPP (target incentive opportunities) for our NEOs.
Each NEO’s annual incentive opportunity under the IPP is allocated into two components:
•75% of the target is tied to quantitative, pre-established financial performance metrics, and
•25% of the target is payable based on specified non-financial goals intended to recognize strategic, operational, and individual accomplishments.
This combination of financial metrics and non-financial goals encourages our executive officers, including our NEOs, to focus on both our immediate business objectives and short-term financial performance, as well as other non-financial factors that support longer-term performance.
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Achievement levels for the quantitative financial performance metrics used in the IPP are based on targets in our annual operating budget, and achievement against the non-financial goals is based on the OCC’s assessment of individual performance by the NEOs.
Target incentive opportunities under the IPP are calculated as a designated percentage of base salary for the fiscal year, and that percentage controls the potential award that can be achieved under the IPP as follows:

Total Bonus Paid ($)	=	Base Salary ($)	X	IPP Participation Level (%)	X	Financial Metric and Non-Financial Goal Achievement (%)

We have adopted a similar cash incentive plan for fiscal year 2024.

Quantitative Financial Performance Component
Quantitative financial performance measures and related target levels for the 2023 IPP were based on our annual operating budget, as approved by our Board at the beginning of fiscal 2023. Achievement for Messrs. White and Andrews was based on our overall revenue and non-GAAP EPS, adjusted for currency fluctuations. Achievement for Mr. Warner and Ms. Sheffield was based on revenue and operating income, adjusted for currency fluctuations, for each of CooperVision and CooperSurgical, respectively. Achievement for Mr. McBride was based equally on our overall revenue and non-GAAP EPS and on revenue and operating income achievement for CooperVision. Weighting for each of these financial metrics is described below under “Financial Objective Achievement.”
The table below describes the relationship between how an award would be earned based on Company performance for each of the financial performance measures included in the 2023 IPP. No award would be payable with respect to any financial performance measure that did not reach its minimum achievement threshold. The maximum award for each NEO regarding any individual financial performance measure was capped at 200%.

IPP Achievement Required to Attain Payout (1)

Performance Measure	Threshold	Target	Maximum
Revenue (Constant Currency)	95%	100%	105%
Non-GAAP EPS (Constant Currency)	90%	100%	110%
Operating Income	90%	100%	110%

(1)Potential payments at each of Threshold, Target and Maximum are presented in the Grants of Plan Based Awards Table. Target achievement provides for payout of 100% of target bonus amounts and maximum achievement is capped at 200% of the target bonus amount.

Adjustments to Quantitative Financial Metrics and Achievement
The 2023 IPP provides for adjustment to quantitative financial performance metrics for acquisitions and/or divestitures and other items during the fiscal year as determined by the Board. In making such adjustments, the OCC considers a report provided by management on variances to the budget goals for
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revenue, operating income, and non-GAAP EPS that highlights key variances including non-recurring, non-controllable, and/or discretionary items. The OCC may elect to include or exclude certain of these items for purposes of determining the achievement against the financial metrics.
The OCC also has discretionary authority to reduce, by up to 25%, the amount awarded based the financial metric component of the annual cash incentive, regardless of achievement levels, to the extent the OCC considers such reduction to be in the Company’s best interests based on any facts and circumstances. Award payments could also be reduced or wholly eliminated by the OCC if a review of the results for the first two months of fiscal 2024 reflected anomalous unfavorable events that were attributable to fiscal 2023.
Non-Financial Performance Component
Non-financial goals for the 2023 IPP were selected by the OCC at the beginning of fiscal 2023 to reflect operational, organizational, and business goals not directly reflected in the quantitative financial measures for the year. Achievement against the designated non-financial goals depended on the OCC’s assessment of individual performance by the NEOs against the agreed objectives, subject to a cap on maximum achievement at 200%.
In determining achievement for the NEOs, the OCC considered Mr. White’s assessment of each NEOs performance against the selected objectives as well as the OCC’s own evaluation of such performance and recommendations from Compensia.

Overall 2023 IPP Achievement
Based on the OCC’s determination of achievement against the selected quantitative metrics and non-financial goals for fiscal 2023, the OCC approved the following awards for each NEO under the 2023 IPP.

NEO	Participation Level		Financial Metrics		Non-Financial Goals		Award Payout (1)
	Target Bonus ($)	(% of Base Salary)	Weighted Achievement (2)	Goal Weighting	Weighted Achievement (2)	Goal Weighting	($)	(% of Target)	(% of Base Salary)
A. White	$1,317,708	125%	114.5%	75%	100%	25%	$1,838,203	139.5%	174.4%
B. Andrews	$439,167	75%	114.5%	75%	100%	25%	$612,637	139.5%	103.5%
D. McBride (1)	$596,678	80%	113.7%	75%	100%	25%	$827,592	138.7%	111.0%
H. Sheffield (1)	$428,121	75%	95.0%	75%	100%	25%	$513,746	120.0%	90.0%
G. Warner (1)	$340,418	70%	112.9%	75%	100%	25%	$469,436	137.9%	95.5%

(1)Mr. McBride’s achievement reflects equal weighting of performance for the Company and for CooperVision. Achievement for each of Ms. Sheffield and Mr. Warner is based on the performance of the CooperSurgical and CooperVision divisions respectively.
(2)Weighted achievement reflects achievement against goal weighting.

Achievement levels and awards paid reflect amounts approved based on the performance detailed below.

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Financial Objective Achievement
Financial objective achievement under the 2023 IPP was determined by division as follows:
Overall
(Basis of financial objective achievement for Messrs. White and Andrews and 50% of financial objective achievement for Mr. McBride.)

Financial Metric (Constant Currency)	Budget Target ($ in Millions; except EPS)	Metric Weighting	Achievement ($ in Millions, except EPS) (% of Target)	Weighted Achievement Under 2023 IPP (% of Target)
Revenue (1)	$3,511.90	50%	$3,601.5 (102.6%)	75.5% (151.0%)
Non-GAAP EPS (2)	$12.34	25%	$13.02 (105.6%)	39% (155.8%)
Total Achievement:		75%		114.5% (152.7%)
(1)Revenue as reported was $3,593.2 million versus 2023 IPP achievement of $3,601.5 million on a constant currency basis. The difference is due to adjustment to the foreign exchange rate used in connection with our annual budget. The foreign exchange rate used to compute the budget target was the same rate used for the 2023 IPP achievement calculation.
(2)Non-GAAP EPS as reported to investors was $12.81 versus 2023 IPP achievement of $13.02. The difference is due to adjustment to the foreign exchange rate used in connection with our annual budget.

CooperVision
(Basis of financial objective achievement for Mr. Warner and 50% of basis of financial objective for Mr. McBride.)

Financial Metric (Constant Currency)	Budget Target ($ in Millions; except EPS)	Metric Weighting	Achievement ($ in Millions, except EPS) (% of Target)	Weighted Achievement Under 2023 IPP (% of Target)
Revenue (1)	$2,361.70	50%	$2,427.0 (102.8%)	77.6% (155.3%)
Operating Income	$617.50	25%	$642.9 (104.1%)	35.3% (141.1%)
Total Achievement:		75%		112.9% (150.5%)
(1)Revenue for CooperVision as reported was $2,423.7 million versus 2023 IPP achievement of $2,427.0 million on a constant currency basis. The difference is due to adjustment to the foreign exchange rate used in connection with our annual budget and adjustments for acquisitions in the 2023 fiscal year. The foreign exchange rate used to compute the budget target was the same rate used for the 2023 IPP achievement calculation.

CooperSurgical
(Basis of financial objective achievement for Ms. Sheffield.)

Financial Metric (Constant Currency)	Budget Target ($ in Millions; except EPS)	Metric Weighting	Achievement ($ in Millions, except EPS) (% of Target)	Weighted Achievement Under 2023 IPP (% of Target)
Revenue (1)	$1,150.20	50%	$1,168.6 (101.6%)	66.0% (132.0%)
Operating Income	$276.40	25%	$280.8 (101.6%)	29.0% (116.0%)
Total Achievement:		75%		95.0% (126.7%)
(1)Revenue for CooperSurgical as reported was $1,169.5 million versus 2023 IPP achievement of $1,168.6 million on a constant currency basis. The difference is due to adjustment to the foreign exchange rate used in connection with our annual budget and adjustments for acquisitions in the 2023 fiscal year. The foreign exchange rate used to compute the budget target was the same rate used for the 2023 IPP achievement calculation.
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A full discussion of our financial results can be found in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our 2023 Annual Report. For a reconciliation between reported GAAP and non-GAAP measures, see the Reconciliation of Non-GAAP Financial Measures.

Non-Financial Objective Achievement
The non-financial goals selected by the OCC in December 2022 for fiscal 2023 are summarized as follows:

Category	Goals
Operational
•Gain market share in contact lenses and fertility.
•Further advance CooperVision's global myopia management business.
•Complete strategic capital investment and expansion projects for CooperVision.
•Complete key IT implementations for both CooperVision and CooperSurgical.

Organizational
•Successfully transition key leadership roles and continue to advance executive development and succession planning.
•Advance “OneCooper” initiatives to expand cross-division support and improve standardization and efficiency.

Business
•Complete strategic analysis of CooperSurgical business to support continued initiatives and return on investments.
•Execute strategic M&A activity to support growth for both CooperVision and CooperSurgical.
•Continue advancing ESG initiatives.

On review of performance for the year, the OCC determined that the NEOs had met or exceeded the non-financial goals and set achievement at 100% of target for the 25% of each NEO’s target incentive opportunity based on such goals. The OCC’s determination was based on its own assessment of the NEO’s accomplishments rather than a formulaic determination of achievement.
In making its determination, the OCC considered numerous achievements against the non-financial objectives, including:

Goals	Key Achievements
Operational:
Market Share
•CooperVision grew market share across all regions in revenue and wearers, including becoming the #1 contact lens company in the world in share of patients.
•CooperSurgical gained market share in fertility on a global basis led by growth in consumables.

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Goals	Key Achievements
Myopia Management Business
•The myopia management business grew 35% in constant currency with record revenues reported in all three regions, led by MiSight® growing 49% and orthokeratology products up 24%.
•Substantially completed integration of our specialty eye care business into the core business.
•Continued to advance research and development activities and supported adoption of standard of care guidelines for myopia management by professional organizations.
•Increased distribution of MiSight® through expanding in key accounts and launching in new markets.

Capacity Expansion Projects
•Completed expansion of distribution and packaging facilities at CooperVision's primary U.S. distribution center.
•Added significant manufacturing and packaging capacity at facilities globally, including key expansions in Costa Rica and Puerto Rico.

Key IT Implementations
•Completed key ERP implementation work for CooperVision’s primary European distribution operations and transitioned warehouse management systems in other key locations. Also advanced or completed additional important IT initiatives at CooperVision.
•Completed data management systems upgrades for the CooperSurgical business and integrated the Generate Life Sciences business into the global CooperSurgical IT structure.

Organizational:
Executive Development / Succession Planning
•CooperVision completed organizational and leadership transitions in several key functional areas, including restructuring activity in connection with the integration of the specialty eyecare business into the core organization.
•CooperSurgical transitioned responsibilities for key functions to respond to planned retirements and improve leadership efficiencies within global operations.
•Developed and launched new training and succession planning tools throughout the organization.

“OneCooper” Initiatives
•Advanced IT, Human Resources, Finance, and Legal operations, to leverage resources across the business and support operational efficiencies.
•Implemented IT systems to support global standards, eliminate complexities, and improve transparency.
•Continued to expand OneCooper Employee Resource Groups (“ERGs”) and Inclusion & Diversity initiatives with the addition of a Mind & Body Wellbeing ERG and the launch of internal programs to support development of employees from underrepresented groups.

Business:
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Goals	Key Achievements
Strategy / Business Assessment
•Conducted an in-depth review of the CooperSurgical business, including analysis of operations and organizational structure and benchmarking against peers.
•Evaluated long-term strategic considerations, including opportunities for expansion and growth, organizational development, and continued investment.

Strategic M&A Activities
•Acquired SynergEyes, Inc., a specialty contact lens business, to support expansion of the CooperVision myopia management business.
•Made strategic equity investments to support both the CooperVision and CooperSurgical businesses.

Advance ESG Efforts
•Implemented new IT systems to support the ESG function and operations.
•Increased the use of the autonomous power plant at our CooperVision facility in Puerto Rico, providing environmental benefits and cost savings.
•Expanded the plastic neutrality program to cover all CooperVision brands.
•Obtained LEED/Breeam Certification for the CooperVision distribution facility in New York, increasing the number of certified facilities from 7 to 8.
•Advanced plans to obtain zero-waste-to-landfill certifications for key facilities.

Long-Term Incentive Compensation
For fiscal 2023, the OCC used a combination of time-vested and performance-based equity awards to deliver long-term incentive compensation to our NEOs. In setting equity compensation, the OCC discusses appropriate award design with Compensia and management to drive long-term focus on strategic objectives. The OCC also reviews historical grant levels based on the role and position of each NEO, as well as economic and accounting implications, when determining the type and appropriate size of individual awards.
In setting award levels, the OCC considers market practices, management recommendations, and a competitive market analysis provided by Compensia. Equity awards are generally granted in the first quarter of each fiscal year, after financial results for the prior fiscal year are available.
Before the date of grant, each executive officer, including the NEOs, can choose to receive their time-vested award as stock options, RSUs, or a 50/50 combination of the two award types. The OCC retains the authority to set awards as it determines appropriate, regardless of such elections, but it believes that soliciting input from our executive officers enhances the retention value of long-term equity compensation.
The OCC sets the grant value and type of awards granted to our NEOs based on an assessment of the value and type of awards granted by our peers and targets values to be competitive relative to comparable executive positions. Once the grant value is set, the number of shares underlying individual awards is determined based on the grant value, the stock price on the date of grant, and the accounting assumptions in accordance with the Financial Accounting Standards Board Codification Topic 718 (“ASC 718”). For fiscal 2023, stock options were valued at approximately 31.3% of the stock price on the date of grant.
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In setting award levels, the OCC considered competitive market practices and the recommendations provided by Compensia.

Grants to NEOs in 2023 Fiscal Year
NEO	Stock Options		RSUs		PSUs
	Grant Date Fair Value (1)	Shares Underlying Options Granted (2)	Grant Date Fair Value (1)	RSUs Granted (3)	Grant Date Fair Value (1)	PSUs Granted (4)
A. White	$5,285,000	51,226	$—	—	$5,285,000	16,023
B. Andrews	$1,125,000	10,904	$—	—	$1,125,000	3,411
D. McBride	$—	—	$1,375,000	4,169	$1,375,000	4,169
H. Sheffield	$525,000	5,089	$525,000	1,592	$1,050,000	3,183
G. Warner	$—	—	$875,000	2,653	$875,000	2,653

(1)Amounts represent the grant values approved by the OCC and may vary slightly from the reported grant date fair values (presented in the Summary Compensation Table) due to mathematical rounding of fractional shares. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our 2023 Annual Report.
(2)Stock options granted in fiscal 2023 vest, in equal installments, over a four-year period starting on the first anniversary of the date of grant and have an exercise price of $329.83, which was equal to the closing trading price of a share of our common stock on the date of grant.
(3)RSUs granted in fiscal 2023 vest in equal annual installments on January 8, 2024, January 8, 2025, January 8, 2026 and January 8, 2027.
(4)PSUs granted in fiscal 2023 have a 3-year performance period and will vest if designated targets are met at the end of fiscal 2025. Each performance share constitutes the right to be issued up to 2 shares of our common stock at maximum achievement. Awards granted are presented here at target number of shares to be awarded.

Time-Vested Equity (Stock Options and RSUs)
The OCC believes that time-vested equity awards have strong retention value while also creating a close link between executive compensation and stockholder gains. Time-vested equity awards granted to our executive officers, including our NEOs, are made in the form of stock options and/or RSUs. Stock options only have value to the recipient if we also have growth in our stock price, putting a portion of the executive officers’ compensation at risk of no return, and RSUs provide guaranteed value if the executive officer remains with the Company. Both award types provide the opportunity for long-term gain tied to stockholder returns while also encouraging longevity and stable management for the Company.
Our time-vested equity awards generally vest annually in equal portions over a four-year period, but awards outside of the regular grant cycle or for special purposes may have different vesting. There were no out-of-cycle or special awards to NEOs in fiscal 2023.
Performance-Based Equity (PSUs)
In fiscal 2023, our NEOs received 50% of their total equity grant value in the form of performance-based equity awards, granted as PSUs. These awards are designed to reflect the direct influence of our NEOs on our long-term financial performance.
The OCC has selected growth in compounded, adjusted EPS calculated on a constant currency basis over a three-year period as the performance measure for these awards due to its belief that this measure
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provides a strong link to stockholder returns. Shares are released under these awards based on a sliding scale between 50% and 200% of target, assuming threshold achievement is met. Achievement below threshold will result in zero payout. The target number of shares to be received on vesting of PSUs is set based on the grant value of the award and the share price on the date of grant.
In setting criteria for PSUs, the OCC considers our forecast performance. Target achievement levels are set to require significantly challenging, but attainable, results. These targets ensure that even achievement at the threshold levels for payout represents solid growth for the Company and stockholders.
The OCC reviews these target achievement levels with Compensia to ensure that they are reasonable and appropriate. The OCC also considers the objectives for long-term growth set by our Board, the Company’s historical achievements, and the OCC’s goals for executive compensation.

Achievement for Awards Granted in Fiscal 2021
PSUs granted to the NEOs (other than Mr. Warner) in fiscal 2021 completed their performance cycle at the end of fiscal 2023. Mr. Warner did not receive PSU award in fiscal 2021.
These awards were eligible to be earned based on our 3-year non-GAAP EPS growth on a constant currency basis, as modified by the OCC for extraordinary, non-recurring, and/or unusual events.
The OCC reviewed our financial performance over the three-year period and certified achievement of 14.8% compounded growth in non-GAAP EPS, which exceeded the maximum achievement goal of 11%.
Additionally, the OCC decided to exercise its discretion to settle these awards in cash. Therefore, the NEOs will receive a cash payment equivalent to the value of 200% of the target number of shares under their awards as detailed below. Such payment shall be based on the average closing price of our common stock on the five trading days ending on February 2, 2024 and will be made on February 9, 2024.

Achievement under 2021 PSUs
(Performance Cycle: November 1, 2020 to October 31, 2023)
	Threshold (5% growth)	Target (8% growth)	Maximum (11% growth)	Actual (14.8% growth)
NEO	Possible Shares			Actual Shares
A. White	6,146	12,292	24,584	24,584
B. Andrews	1,193	2,386	4,772	4,772
D. McBride	1,700	3,399	6,798	6,798
H. Sheffield	1,266	2,531	5,062	5,062

Employee Benefits & Perquisites
Our NEOs are eligible to receive benefits under programs provided to our employees generally, including participation in our 401(k) plan (with matching contributions), benefits under our Retirement Income Plan (a defined benefit plan), and our health, life, and disability insurance programs, including contact lens benefits. Matching contributions to our 401(k) plan for the NEOs are equal to the matching contributions provided to employees generally, matching 50% of employee contributions up to $8,000
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(for a maximum benefit of $4,000 per year). Benefits under the Retirement Income Plan are discussed in more detail in the Narrative to the Pension Benefits Table.
Our NEOs also receive limited perquisites or other personal benefits, generally in the form of automobile allowances. In fiscal 2023, we also reimbursed expenses for each of Messrs. McBride and Warner in connection with spousal travel. We only provide perquisites or other personal benefits to our executive officers, including our NEOs, in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

Executive Employment Agreements
The OCC considers maintaining a stable and effective management team essential to protecting our, and our stockholders,’ best interests. Accordingly, the Company entered into employment agreements with each of the NEOs (other than Mr. Warner, who was not an NEO at the time) as of November 2018. The employment agreements provide for severance payments on termination of employment for specified reasons, including in connection with a change in control. These agreements provide severance benefits that the OCC has determined are competitive with market practice as well as double-trigger severance benefits for a termination in connection with a change in control, which is intended to encourage their continued attention, dedication, and continuity with respect to their roles and responsibilities without the distraction that may arise from the possibility or occurrence of a change in control of Cooper.
Mr. Warner is eligible for change in control severance benefits under our Change in Control Severance Plan adopted on May 21, 2007. This plan provides for payments on termination of employment in connection with a change in control. Mr. Warner is subject to our standard practices regarding severance in the event of termination for reasons other than in connection with a change in control.
All executive agreements and the Change in Control Severance Plan are discussed in more detail in the section titled Potential Payments Upon Termination or a Change in Control.

Stock Ownership Guidelines
We maintain stock ownership guidelines that require each of our executive officers to maintain a stock ownership level equal to a specific multiple of their annual base salary as set out below.
There is no required period for the executive officers to achieve the required ownership. While ownership is below the set guideline the executive officers are expected to hold shares acquired from equity awards until the guidelines are met.
In addition to directly held shares, the potential value of vested stock options and unvested RSUs are credited in consideration of whether ownership requirements have been met.
As of October 31, 2023, all of our NEOs were in compliance with the applicable stock ownership guidelines.

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GUIDELINE (AS MULTIPLE OF BASE SALARY)
5x base salary – Chief Executive Officer	Must hold 75% of the shares acquired from equity awards, net of taxes and any exercise cost, until guidelines are met.
2x base salary - Other Executive Officers	Must hold 50% of the shares acquired from equity awards, net of taxes and any exercise cost, until guidelines are met.

Tax Deductibility of Compensation
The OCC considers ways to maintain tax deductibility of the compensation for our executive officers, however, the OCC has the discretion to approve, and it is likely that the Company will pay, compensation which will not be deductible under the Internal Revenue Code.

Report of the Organization & Compensation Committee
The Organization & Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the OCC has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended October 31, 2023.
ORGANIZATION & COMPENSATION COMMITTEE
Colleen E. Jay (Chair)
William A. Kozy
Lawrence E. Kurzius
Teresa S. Madden
Gary S. Petersmeyer

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EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The table below shows compensation paid during fiscal years 2023, 2022, and 2021 to the individuals who served as our NEOs during the past fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (1) ($)	Change in Pension Value (3) ($)	All Other Compensation (4) ($)	Total Compensation ($)
Albert G. White III	2023	$1,054,167	$—	$5,284,866	$5,284,986	$1,838,203	$12,647	$16,054	$13,490,923
President & Chief Executive Officer	2022	$925,000	$—	$4,625,058	$4,625,156	$1,544,750	$—	$16,000	$11,735,964
	2021	$925,000	$375,781	$4,249,836	$4,249,824	$1,127,344	$51,121	$16,000	$10,994,906
Brian G. Andrews	2023	$591,667	$—	$1,125,050	$1,124,966	$612,637	$1,635	$16,054	$3,472,009
Executive Vice President, Chief Financial Officer & Treasurer	2022	$541,667	$—	$924,849	$925,049	$506,567	$—	$16,000	$2,914,132
	2021	$500,000	$113,750	$824,936	$824,993	$341,250	$39,503	$16,000	$2,660,432
Daniel G. McBride	2023	$745,847	$—	$2,750,123	$—	$827,592	$25,932	$28,624	$4,378,118
Executive Vice President & Chief Operating Officer	2022	$720,886	$—	$1,250,191	$1,250,027	$796,435	$—	$16,000	$4,033,539
	2021	$700,000	$182,000	$1,175,170	$1,174,934	$546,000	$59,569	$16,000	$3,853,673
Holly R. Sheffield	2023	$570,840	$—	$1,574,938	$525,032	$513,746	$19,040	$16,000	$3,219,596
President, CooperSurgical, Inc.	2022	$545,869	$—	$950,032	$949,992	$468,755	$—	$15,850	$2,930,497
	2021	$525,000	$119,438	$875,068	$874,936	$358,313	$39,851	$16,000	$2,808,605
Gerard H. Warner III	2023	$491,670	$—	$1,750,078	$—	$469,436	$27,288	$41,657	$2,780,129
President, CooperVision, Inc.	2022	$437,671	$—	$875,296	$874,983	$391,595	$—	$32,511	$2,612,056

(1)Amounts shown in the “Non-Equity Incentive Plan Compensation” column reflect annual cash incentives earned under the 2023 Incentive Payment Plan. The structure of our Incentive Payment Plan is discussed in more detail below in the narrative discussion following the Grants of Plan Based Awards Table and in our Compensation Discussion and Analysis.
(2)Amounts shown in the “Option Awards” and “Stock Awards” columns reflect the aggregate grant date fair value of stock option, RSUs, and PSUs granted to each Named Executive Officer in accordance with ASC 718, Compensation-Stock Compensation. PSU values are presented at Target achievement. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our 2023 Annual Report. The PSU values as of the grant date, assuming that the highest level of performance is achieved, are:

Albert G. White III	$10,569,732
Brian G. Andrews	$2,250,100
Daniel G. McBride	$2,750,123
Holly R. Sheffield	$2,099,698
Gerard H. Warner III	$1,750,078
These awards are discussed in more detail below in the narrative discussion following the Grants of Plan Based Awards Table and in the Compensation Discussion and Analysis.
(3)Change in value of accumulated pension benefits for the 2023 fiscal year was calculated as the difference between the value of accumulated benefits on October 31, 2023 and the value of accumulated benefits on October 31, 2022. Present value of accumulated benefits at October 31, 2023 are based on a 6.22% discount rate and the Pri-2012 mortality rates with projection scale MP-2021 and the value of accumulated benefits on October 31, 2022 are based on a 5.74% discount rate and the Pri-2012 mortality rates with projection scale MP-2021.
(4)Amounts included in the “All Other Compensation” column for fiscal 2023 represent matching contributions under our 401(k) Plan ($4,000) and annual automobile allowance ($12,000) for each of the NEOs. Amounts for Messrs. McBride and Warner also include travel costs ($12,624 and $25,657 respectively)) for airfare, food, lodging, and other
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expenses paid in connection with spousal travel to Company events and determined to not be reimbursable expenses under IRS regulations.

Grants of Plan Based Awards Table
This table presents information regarding the possible awards payable under our 2023 IPP and the value of certain equity awards granted to our NEOs in the 2023 fiscal year. Our equity grant practices and calculation of awards under the 2023 IPP are discussed in more detail below and in the Compensation Discussion and Analysis.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Albert G. White III	12/13/2022	$164,714	$1,317,708	$2,635,417
	12/13/2022								51,226	$329.83	$5,284,986
	12/13/2022				8,012	16,023	32,046				$5,284,866
Brian G. Andrews	12/13/2022	$55,469	$439,167	$887,500
	12/13/2022								10,904	$329.83	$1,124,966
	12/13/2022				1,706	3,411	6,822				$1,125,050
Daniel G. McBride	12/13/2022	$74,585	$596,678	$1,193,355
	12/13/2022							4,169			$1,375,061
	12/13/2022				2,085	4,169	8,338				$1,375,061
Holly R. Sheffield	12/13/2022	$53,515	$428,121	$856,243
	12/13/2022								5,089	$329.83	$525,032
	12/13/2022							1,592			$525,089
	12/13/2022				1,592	3,183	6,366				$1,049,849
Gerard H. Warner III	12/13/2022	$43,021	$340,418	$688,335
	12/13/2022							2,653			$875,039
	12/13/2022				1,327	2,653	5,306				$875,039

(1)Amounts reported in these columns represent the threshold, target, and maximum cash bonus amounts which could have been paid to each NEO under our 2023 IPP, which was approved on December 13, 2022. Target amounts represent the potential bonus that would be paid on 100% achievement of approved goals under the IPP. Threshold amounts represent the minimum achievement necessary for payment on only the lowest weighted quantitative factor. All awards are capped at a maximum of 200% of the target annual performance-based cash incentive opportunity. The final award amounts for the 2023 IPP were approved on December 12, 2023 and are included in the Summary Compensation Table.
(2)Amounts represent the threshold, target, and maximum amounts of shares distributable under PSUs granted on December 13, 2022 under our 2007 Long-Term Incentive Plan. Awards will vest on the achievement of specified levels of non-GAAP EPS in the 2025 fiscal year.
(3)Stock awards reported in this column were granted as RSUs. Awards were granted on December 13, 2022 and vest ratably over four years from the date of grant.
(4)Option awards reported in this column were granted with an exercise price equal to the closing trading price of our common stock on December 13, 2022 and will expire if not exercised prior to the tenth anniversary of the grant date, or earlier in the event of a termination of employment. These awards will vest ratably over four years from the date of grant.
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(5)Amounts reported in the “Grant Date Fair Value of Stock and Option Awards” column represent the grant date fair value of the awards granted in the 2023 fiscal year calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our 2023 Annual Report.

Outstanding Equity Awards at Fiscal Year End Table
This table provides information regarding the equity award holdings of the NEOs as of the end of the 2023 fiscal year.

Name	Award Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (1) (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested (2) ($)	Equity Incentive Plan Awards
									Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (2) ($)
A. White	12/13/2016	28,748	—	$175.31	$46,369		$—	$—	—	$—
	12/12/2017	39,121	—	$229.66	$46,733		$—	$—	—	$—
	5/1/2018	34,479	—	$230.09	$46,874		$—	$—	—	$—
	12/11/2018	72,474	18,118	$254.77	$47,098	(3)	$—	$—	—	$—
	12/10/2019	65,588	43,725	$304.54	$47,462	(3)	$—	$—	—	$—
	12/8/2020	25,273	25,272	$345.74	$47,825		$—	$—	—	$—
	12/7/2021	12,749	38,245	$406.17	$48,189		$—	$—	—	$—
	12/13/2022	—	51,226	$329.83	$48,561		$—	$—	—	$—
	12/8/2020	—	—	$—	$47,825	(4)	$—	$—	12,292	$3,832,031
	12/7/2021	—	—	$—	$48,189	(5)	$—	$—	11,387	$3,549,897
	12/13/2022	—	—	$—	$48,561	(6)	$—	$—	16,023	$4,995,170
B. Andrews	12/9/2015	3,356	—	$131.60	$46,000		$—	$—	—	$—
	12/13/2016	2,841	—	$175.31	$46,369		$—	$—	—	$—
	12/12/2017	5,665	—	$229.66	$46,733		$—	$—	—	$—
	5/1/2018	4,310	—	$230.09	$46,874		$—	$—	—	$—
	12/11/2018	14,495	3,623	$254.77	$47,098	(3)	$—	$—	—	$—
	12/10/2019	12,564	8,376	$304.54	$47,462	(3)	$—	$—	—	$—
	12/8/2020	4,906	4,906	$345.74	$47,825		$—	$—	—	$—
	12/7/2021	2,550	7,649	$406.17	$48,189		$—	$—	—	$—
	12/13/2022	—	10,904	$329.83	$48,561		$—	$—	—	$—
	12/8/2020	—	—	$—	$47,825	(4)	$—	$—	2,386	$743,836
	12/7/2021	—	—	$—	$48,189	(5)	$—	$—	2,277	$709,855
	12/13/2022	—	—	$—	$48,561	(6)	$—	$—	3,411	$1,063,379
	12/8/2020	—	—	$—	$47,825	(7)	$1,446	$450,791	—	$—
D. McBride	12/13/2016	28,748	—	$175.31	$46,369		$—	$—	—	$—
	12/12/2017	39,121	—	$229.66	$46,733		$—	$—	—	$—
	12/11/2018	26,355	6,588	$254.77	$47,098	(3)	$—	$—	—	$—
	12/10/2019	18,398	12,266	$304.54	$47,462	(3)	$—	$—	—	$—
	12/8/2020	6,987	6,987	$345.74	$47,825		$—	$—	—	$—
	12/7/2021	3,446	10,336	$406.17	$48,189		$—	$—	—	$—
	12/8/2020	—	—	$—	12/8/2030	(4)	—	$—	3,399	$1,059,638
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Name	Award Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (1) (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested (2) ($)	Equity Incentive Plan Awards
									Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (2) ($)
	12/7/2021	—	—	$—	12/7/2031	(5)	—	$—	3,078	$959,567
	12/13/2022	—	—	$—	12/13/2032	(6)	—	$—	4,169	$1,299,686
	12/13/2022	—	—	$—	12/13/2032	(8)	4,169	$1,299,686	—	$—
H. Sheffield	6/4/2018	17,528	—	$226.30	6/4/2028		—	$—	—	$—
	12/11/2018	9,883	2,470	$254.77	12/11/2028	(3)	—	$—	—	$—
	12/10/2019	14,429	9,620	$304.54	12/10/2029	(3)	—	$—	—	$—
	12/8/2020	5,203	5,203	$345.74	12/8/2030		—	$—	—	$—
	12/7/2021	2,619	7,855	$406.17	12/7/2031		—	$—	—	$—
	12/13/2022	—	5,089	$329.83	12/13/2032		—	$—	—	$—
	12/8/2020	—	—	$—	12/8/2030	(4)	—	$—	2,531	$789,039
	12/7/2021	—	—	$—	12/7/2031	(5)	—	$—	2,339	$729,183
	12/13/2022	—	—	$—	12/13/2032	(6)	—	$—	3,183	$992,300
	12/11/2018	—	—	$—	12/11/2028	(9)	588	$183,309	—	$—
	12/13/2022	—	—	$—	12/13/2032	(8)	1,592	$496,306	—	$—
G. Warner	12/12/2017	535	—	$229.66	12/12/2027		—	$—	—	$—
	12/11/2018	4,989	1,647	$254.77	12/11/2028	(3)	—	$—	—	$—
	12/7/2021	1,723	5,168	$406.17	12/7/2031		—	$—	—	$—
	12/7/2021	—	2,756	$406.17	12/7/2031	(10)	—	$—	—	$—
	12/13/2022	—	—	$—	12/13/2032	(6)	—	$—	2,653	$827,073
	12/11/2018	—	—	$—	12/11/2028	(9)	451	$140,599	—	$—
	12/10/2019	—	—	$—	12/10/2029	(11)	1,215	$378,776	—	$—
	12/8/2020	—	—	$—	12/8/2030	(12)	1,265	$394,364	—	$—
	12/7/2021	—	—	$—	12/7/2031	(13)	1,154	$359,760	—	$—
	12/7/2021	—	—	$—	12/7/2031	(14)	616	$192,038	—	$—
	12/13/2022	—	—	$—	12/13/2032	(8)	2,653	$827,073	—	$—

(1)Except as otherwise noted, each equity award vests as to 25% of the underlying shares on each anniversary of the grant date, subject to continued service with the Company through the applicable vesting date.
(2)Market value calculated based on a price per share of $311.75, which was the closing price of our common stock on October 31, 2023.
(3)Award vests as to 20% of the underlying shares on each anniversary of the date of grant, subject to continued service with the Company through the applicable vesting date.
(4)Award vests on February 2, 2024, subject to continued service with the Company through such vesting date. Share amounts are presented at the target level of achievement. On December 12, 2023, the OCC certified achievement for these awards at maximum achievement, which is capped at 200% of the target. Awards will be settled in cash.
(5)Award vests on achievement of specified levels of growth in non-GAAP earnings per share over a three-year performance period ending October 31, 2024, subject to continued service with the Company through the applicable vesting date. Share amounts are presented at the target level of achievement. The actual number of shares which may be earned is based on a sliding scale between 50% to 200% of the target, assuming threshold achievement is met.
(6)Award vests on achievement of specified levels of growth in non-GAAP earnings per share over a three-year performance period ending October 31, 2025, subject to continued service with the Company through the applicable
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vesting date. Share amounts are presented at the target level of achievement. The actual number of shares which may be earned is based on a sliding scale between 50% to 200% of the target, assuming threshold achievement is met.
(7)Award vests as to 50% of the underlying shares on each of January 8, 2024 and January 8, 2025, subject to continued service with the Company through the applicable vesting date.
(8)Award vests as to 25% of the underlying shares on each of January 8, 2024, January 8, 2025, January 8, 2026, and January 8, 2027 subject to continued service with the Company through the applicable vesting date.
(9)Award vests as to 20% of the underlying shares on each of January 8, 2020, January 8, 2021, January 8, 2022, January 8, 2023, and January 8, 2024, subject to continued service with the Company through the applicable vesting date.
(10)Award vests as to 50% of the underlying shares on each of the third and fourth anniversaries of the date of grant, subject to continued service with the Company through the applicable vesting date.
(11)Award vests as to 20% of the underlying shares on each of January 8, 2021, January 8, 2022, January 8, 2023, January 8, 2024, and January 8, 2025, subject to continued service with the Company through the applicable vesting date.
(12)Award vests as to 25% of the underlying shares on each of January 8, 2022, January 8, 2023, January 8, 2024, and January 8, 2025, subject to continued service with the Company through the applicable vesting date.
(13)Award vests as to 25% of the underlying shares on each of January 8, 2023, January 8, 2024, January 8, 2025, and January 8, 2026, subject to continued service with the Company through the applicable vesting date.
(14)Award vests as to 50% of the underlying shares on each of January 8, 2025 and January 8, 2026, subject to continued service with the Company through the applicable vesting date.

Option Exercises and Stock Vested Table
The following table details the number of shares acquired by the NEOs upon vesting of RSUs during the 2023 fiscal year. None of our NEOs exercised stock options.

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting
Albert G. White III	—	$—
Brian G. Andrews	108	$37,278
Daniel G. McBride	—	$—
Holly R. Sheffield	1,693	$596,848
Gerard H. Warner III	2,467	$851,534

Pension Benefits Table
Credited service and value of the accumulated benefits payable to our NEOs as of October 31, 2023 under our Retirement Income Plan (the “RIP”) at the RIP’s normal retirement age of 65 are as follows:

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Albert G. White III	Retirement Income Plan	16.50	$290,449	$—
Brian G. Andrews	Retirement Income Plan	16.50	$154,255	$—
Daniel G. McBride	Retirement Income Plan	17.67	$415,902	$—
Holly R. Sheffield (2)	Retirement Income Plan	4.33	$86,087	$—
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Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Gerard H. Warner III	Retirement Income Plan	10.42	$258,531	$—

(1)Present value is calculated as of the October 31, 2023 measurement date and is based on a 6.22% discount rate and the Pri-2012 mortality rates with projection scale MP-2021.
(2)As of fiscal year end, Ms. Sheffield had not yet vested in her accrued benefits under the RIP.

Narrative to Pension Benefits Table
The RIP was adopted in December 1983. The majority of the Company’s U.S. employees who work at least 1,000 hours per year and were hired before August 1, 2019 are covered by the RIP. For services performed after December 31, 1988, participants accrue an annual retirement benefit equal to 0.60% of base annual compensation up to $10,000 and 1.20% of annual base compensation which exceeds $10,000 but is not in excess of the applicable annual maximum compensation permitted to be taken into account under Internal Revenue Service guidelines for each year of service. Further, current actively employed participants accrue an annual retirement benefit equal to 1.20% of base annual compensation up to the applicable annual maximum compensation for each year of service in excess of 35 Plan years of service. For service prior to January 1, 1989, participants accrued an annual retirement benefit equal to 0.75% of base annual compensation up to the Social Security Wage Base in effect that year and 1.50% of base annual compensation in excess of the Social Security Wage Base for each year of service.
Based on the current accumulated benefits for the NEOs, the estimated annual benefits payable under the RIP upon retirement (at the RIP’s normal retirement age of 65) are as follows:

Officer	Estimated Annual Benefits Payable
Albert G. White III	$95,861
Brian G. Andrews	$126,752
Daniel G. McBride	$79,169
Holly R. Sheffield (1)	$64,550
Gerard H. Warner III	$59,484
(1) As of fiscal year end, Ms. Sheffield had not yet vested in her accrued benefits under the RIP.

Potential Payments Upon Termination or a Change in Control
The following table provides estimated payments to our NEOs if a covered termination of employment occurred on October 31, 2023. Values in the table include, as applicable: 1) cash severance; 2) annual bonus compensation payable under the 2023 IPP; 3) value of equity awards that would be exercisable and/or that would vest and be settled on a termination of employment; and 4) continued medical benefits.
The value of accumulated benefits payable under the RIP, as shown in the Pension Benefits Table, are not included. Equity award value is calculated based on a price per share of $311.75, which was the closing price of our common stock on October 31, 2023.

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	Termination without Cause / Resignation with Good Reason	Termination without Cause / Resignation with Good Reason in connection with a Change in Control	Death / Disability
Albert G. White III	$19,917,691	$40,766,735	$21,382,028
Brian G. Andrews	$5,020,416	$5,886,024	$6,368,689
Daniel G. McBride	$12,229,625	$18,977,424	$14,329,169
Holly R. Sheffield	$4,331,520	$5,323,447	$4,880,057
Gerard H. Warner III	$1,009,435	$3,684,670	$2,397,627

The receipt of all severance payments and benefits (excluding payments and benefits received upon death or disability) is subject to continued compliance with all obligations to the Company, including under any confidentiality agreement with the Company, and the NEO’s execution and delivery of a release of claims in favor of the Company.
Messrs. White, McBride, Andrews, and Ms. Sheffield (1)(2)

Termination Without Cause or Resignation for Good Reason
•Severance payment equal to 24 months of base salary (paid in continuing installments on our ordinary payroll schedule)
•Target value of annual cash bonus earned under our IPP for the year in which employment terminates (paid as a lump sum)
•Reimbursement of monthly COBRA premiums for up to 24 months
•All time-vested equity awards which would have vested within 12 months (or 24 months in the case of Messrs. White and McBride) after the termination date will be accelerated; remainder of unvested awards forfeited immediately upon termination
•One year to exercise any outstanding and exercisable stock options, including accelerated options

Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control (3)
•Severance payment equal to 36 months of base salary (paid in continuing installments on our ordinary payroll schedule)
•Target value of annual cash bonus under our IPP for the year in which employment terminates (paid in a lump sum)
•Reimbursement of monthly COBRA premiums for up to 36 months
•All outstanding equity awards will be accelerated, with any PSUs to be paid at the target value (unless otherwise specified in the underlying award agreement)
•One year to exercise any outstanding and exercisable stock options, including accelerated options

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Termination on Death or Disability (4)
•Target value of annual cash bonus under our IPP, prorated based on the period of service in the IPP plan year prior to executive’s termination date.
•Outstanding equity awards accelerated on a monthly pro-rata basis, based on the period of service in the vesting term of the award prior to executive’s termination date.
•One year to exercise any outstanding and exercisable stock options, including accelerated options

(1)Executive employment agreements include an Internal Revenue Code (“IRS Code”) Section 280G “best pay” provision pursuant to which in the event any payments or benefits received by the NEO would be subject to an excise tax under IRS Code Section 4999, they will receive either the full amount of such payments or a reduced amount such that no portion of the payments is subject to the excise tax, whichever results in the greater after-tax benefit to the executive.
(2)NEOs are also entitled to their accrued benefits under the RIP, as described above under Pension Benefits Table, except that, as of fiscal year end, Ms. Sheffield had not yet vested in her accrued benefits under the RIP.
(3)Payable in the event of termination of employment without Cause, or resignation with Good Reason, within 3 months prior to or 12 months following a Change in Control (as defined in the relevant agreements).
(4)Payable to NEO or their estate, as appropriate.

Mr. Warner (1)

Termination Without Cause (2)
•Severance payment of approximately 5 months of base salary (paid in continuing installments on our ordinary payroll schedule)
•Value of annual cash bonus earned under our Incentive Payment Plan for the year in which employment terminates (paid in a lump sum)
•Three months to exercise any currently outstanding and exercisable stock options; outstanding RSUs are forfeited on termination

Termination in Connection with a Change in Control (3)
•Severance payment equal to 12 months of base salary (paid in continuing installments on the Company’s ordinary payroll schedule)
•Pro rata portion of target value of annual cash bonus earned under our IPP for the year in which employment terminates (paid in a lump sum)
•Reimbursement of monthly COBRA premiums for up to 12 months
•All outstanding equity awards will be accelerated, with any performance share awards to be paid at the target value (unless otherwise specified in the underlying award agreement)

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Termination on Death or Disability (2)
•Target value of annual cash bonus under our IPP, prorated based on the period of service in the IPP year prior to executive’s termination date.
•One year to exercise any currently outstanding and exercisable stock options; outstanding RSUs are forfeited on termination.

(1)Mr. Warner is also entitled to his accrued benefits under the RIP, as described above under Pension Benefits Table.
(2)Payments in the event of termination of employment without Cause not in connection with a Change in Control or due to Mr. Warner’s death or disability are handled in accordance with severance practices generally applicable to employees and the terms of underlying equity award agreements. In the event of termination without Cause, amounts related to the annual cash bonus paid under our IPP will only be paid if termination occurs after the end of relevant fiscal year.
(3)Payable in the event of termination of employment without Cause, or resignation with Good Reason, within 12 months following a Change in Control (as defined in the relevant agreement).
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CEO PAY RATIO
The ratio of our CEO’s total annual compensation to the median annual total compensation of all employees excluding the CEO (the “CEO Pay Ratio”) is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. As permitted by Item 402(u) of Regulation S-K, for fiscal year 2023, we used the same median employee for the pay ratio as was used for the pay ratio in the Proxy Statement for fiscal year 2022.
To identify the median employee, we evaluated the base salary of all employees globally (other than our Chief Executive Officer) as of October 31, 2022. We believe this measure most reasonably reflects the typical annual compensation of our employee population and was consistently applied for all employees.
For employees paid other than in U.S. dollars, base salary amounts were converted from local currency to USD based on exchange rates on October 31, 2023. We did not exclude any non-U.S. employees under the de minimis or other exceptions set forth in Item 402(u) of Regulation S-K, and we did not make any cost-of-living adjustments. Once the median employee was identified, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table.
As calculated, we determined:
•The annual total compensation of our median-paid employee for fiscal 2023 was $39,543.
•The annual total compensation of our Chief Executive Officer for fiscal 2023 was $13,490,923 (as described above in the Summary Compensation Table).
•The ratio of CEO compensation to the annual total compensation of our median employee was 341:1.

PAY VERSUS PERFORMANCE
Our executive compensation program is designed to support our business objectives and to provide market-competitive compensation based on a “pay for performance” philosophy that emphasizes achievement of financial goals and alignment with stockholder interests.
Pay Versus Performance Table
The following table provides disclosure for the indicated fiscal years regarding 1) the compensation paid to our Principal Executive Officer (“PEO”), and the average compensation of the other non-PEO NEOs (“Other NEOs"), as reported in the Summary Compensation Table (“SCT”), 2) the “compensation actually paid” (“CAP”) to our PEO and Other NEOs, 3) our company performance, and 4) the performance of our peers.
The amounts provided are calculated pursuant to Item 402(v) of Regulation S-K. The OCC does not utilize “compensation actually paid” as a basis for making compensation decisions.
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Fiscal Year	SCT Total Compensation for PEO (1)	Compensation Actually Paid to PEO (1) (3)	Average SCT Total Compensation for Other NEOs (2)	Average Compensation Actually Paid to Other NEOs (2) (3)	Value of Initial Fixed $100 Investment Based On:		Net Income (5) (in millions)	Company Selected Measure:
					Total Stockholder Return (4)	Peer Group Stockholder Return (4)		Non-GAAP EPS (6)
2023	$13,490,923	$22,309,137	$3,462,463	$4,997,872	$97.77	$99.33	$294.2	$12.81
2022	$11,735,964	$(9,232,263)	$3,122,556	$(1,008,290)	$85.72	$102.28	$385.8	$12.42
2021	$10,994,906	$36,205,083	$2,772,601	$7,944,570	$130.69	$132.08	$2,944.7	$13.24
(1)Our PEO for all presented fiscal years was Albert G. White III
(2)Our Other NEOs for each year were:
•2023 and 2022: Brian G. Andrews, Daniel G. McBride, Holly R. Sheffield, and Gerard H. Warner III
•2021: Brian G. Andrews, Daniel G. McBride, Holly R. Sheffield, and Agostino Ricupati
(3)Total compensation reported for our PEO and the average compensation of the Other NEOs for each fiscal year in the 2023 SCT was adjusted in accordance with Item 402(v)(2)(iii) of Regulation S-K to calculate “compensation actually paid” as follows:

	FY 2023		FY 2022		FY 2021
	CEO ($)	Average for Other NEOs ($)	CEO ($)	Average for Other NEOs ($)	CEO ($)	Average for Other NEOs ($)
SCT Total Compensation:	$13,490,923	$3,462,463	$11,735,964	$3,122,556	$10,994,906	$2,772,601
Adjustments for Equity Fair Value:
Deduct: equity award value reported in the SCT	$(10,569,853)	$(2,212,547)	$(9,250,214)	$(2,000,105)	$(8,499,660)	$(1,700,029)
Add: year-end fair value (FV) of awards granted during the FY and remaining unvested at FY end	$11,289,458	$2,192,652	$6,953,597	$1,503,562	$18,414,809	$3,685,523
Add: vesting date FV of awards granted and vested during the FY	$0	$0	$0	$0	$0	$0
Add/(Deduct): change in year-end FV of prior year awards remaining unvested at FY end	$5,603,219	$1,074,119	$(17,482,099)	$(3,405,635)	$13,119,132	$2,709,109
Add/(Deduct): change in FV from prior FY end of prior-year awards that vested during FY	$2,487,221	$477,940	$(1,224,000)	$(261,639)	$2,193,605	$493,591
Adjustments for Pension Value:
(Deduct): aggregate change in actuarial present value of the RIP	$(12,647)	$(18,474)	$0	$0	$(51,121)	$(46,458)
Add/(Deduct): prior service cost attributed to benefits under the RIP	$20,816	$21,719	$34,489	$32,971	$33,412	$30,233
Compensation Actually Paid in FY:	$22,309,137	$4,997,872	$(9,232,263)	$(1,008,290)	$36,205,083	$7,944,570
Equity values are calculated in accordance with ASC 718. The SCT value of stock options relies on a Black-Scholes Model and the year-end value of stock options used for determining CAP was calculated using the Hull-White Lattice Model. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our 2023 Annual Report.
(4)Reflects cumulative total shareholder return (“TSR") of the Company and of the S&P 500 Healthcare Equipment Index assuming a $100 investment on October 31, 2020 and the reinvestment of all dividends.
(5)This column presents the Company's consolidated net income as reported in our Form 10-K for each covered year.
(6)Non-GAAP EPS as reported in our year-end earnings disclosures.

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Financial Performance Measures
We believe the most important financial measures linking executive compensation to company performance in the past fiscal year are:

Financial Measures:
Revenue (Organic or Constant Currency)
Non-GAAP EPS (Constant Currency)
Operating Income (Constant Currency)

Relationship Between CAP and Financial Performance
The total compensation paid to our PEO and Other NEOs, as disclosed in the SCT, is comprised of salary, annual cash incentives, equity awards, certain pension values, and other compensation paid during the fiscal year.
The CAP calculation for each year adjusts the compensation disclosed in the SCT to incorporate adjustments to the fair value of equity awards as detailed in the above Pay Versus Performance table and its footnotes. The CAP adjustment fluctuates due to changes in the Company's stock price in each of the years.
The following graphs show the relationship between the CAP for our PEO and our Other NEOs and certain indicators of financial performance for Cooper for the fiscal years ended October 31, 2023, 2022 and 2021.

Relationship between CAP and TSR for Cooper and the S&P 500 Healthcare Equipment Index

$40.0
$30.0
$20.0
$10.0
$0.0
($10.0)
CAP ($; In millions)
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
($20.00)
($40.00)
TSR ($)
$100.00
$100.00
$36.2
$132.08
$130.69
$7.9
$102.28
$85.72
($9.2)
($1.0)
$99.33
$97.77
$22.3
$5.0
2020
2021
2022
2023
CAP - PEO ($; millions)
CAP - Other NEOs ($; millions)
Cooper TSR ($)
Peer TSR ($)

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Relationship between CAP and Net Income

$40.0
$30.0
$20.0
$10.0
$0.0
($10.0)
CAP ($; millions)
$4,000.00
$3,000.00
$2,000.00
$1,000.00
$0.00
($1,000.00)
Net Income ($; millions)
$36.2
$7.9
$2,944.7
($9.2)
($1.0)
$385.8
$22.3
$5.0
$294.2
2021
2022
2023
CAP - PEO ($; millions)
CAP - Other NEOs ($; millions)
Cooper Net Income ($; millions)

Relationship between CAP and Non-GAAP EPS

$40.0
$30.0
$20.0
$10.0
$0.0
($10.0)
CAP ($; millions)
$20.00
$15.00
$10.00
$5.00
$0.00
($5.00)
Non-GAAP EPS ($)
$36.2
$7.9
$13.24
$12.42
$12.81
($9.2)
($1.0)
$22.3
$5.0
2021
2022
2023
CAP - PEO ($; millions)
CAP - Other NEOs ($; millions)
Cooper Non-GAAP EPS ($)

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DIRECTOR COMPENSATION
Directors of a publicly traded company have substantial responsibilities and time commitments and, with ongoing changes in corporate governance standards, highly qualified and experienced directors are in high demand; therefore, we seek to provide suitable economic incentives for our directors and to compensate them appropriately for their continued performance, increased responsibilities, and dedication. This compensation applies only to our non-employee directors. Members of the Board who are also our employees receive no additional compensation for their service as directors.
The OCC reviews and recommends compensation amounts for our non-employee directors. The full Board approves compensation based on these recommendations. The OCC considers director responsibilities, compensation practices of our peer companies, and recommendations from Compensia in making non-employee director compensation recommendations to the Board. Compensation levels are reviewed at least annually and modified as the Board considers necessary or appropriate.

Components of Director Compensation
Cash Compensation
In fiscal 2023, our non-employee directors received an annual retainer for their service. Additional annual retainers, in recognition of additional responsibility, were paid to the Chairman of the Board, the independent Lead Director, and the Chair of each committee of the Board.

Annual Retainer:
Chairman of the Board	$175,000
Non-Executive Lead Director	$70,000
All Other Non-Employee Directors	$50,000
Additional Annual Retainer for Service as a Committee Chair:
Audit Committee	$25,000
Organization & Compensation Committee	$20,000
Corporate Governance & Nominating Committee	$15,000
Equity Compensation
Our non-employee directors are eligible to receive annual equity awards in the form of RSUs under the Company’s 2020 Long-Term Incentive Plan for non-employee directors (the “2020 Directors’ Plan”).
Grants have a total grant date value of $270,000 (or $283,500 and $297,000 in the case of the Lead Director and Chairman, respectively) and are awarded annually on April 1st. If a non-employee director is appointed or elected after April 1st, then the director will receive a grant on the date of such appointment or election that is proportionally adjusted to reflect the number of months of actual service on the Board during the first fiscal year of their election or appointment.
Awards vest in full on the first anniversary of the date of grant, except that if a director ends their term of service prior to the vesting date, the number of shares released under the award will be prorated according to the portion of the year actually served and the prorated number of shares will be released on the standard April 1 vesting date. If a director’s service were terminated prior to the vesting date for Cause, as defined in the 2020 Directors’ Plan, the director would immediately forfeit the award.

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Director Compensation Table
The following table sets forth the total compensation paid to the non-employee directors for their service on the Board and its committees during the 2023 fiscal year. At present, the non-employee directors are not eligible to participate in our pension programs and no deferred compensation or non-equity incentive plans are available to the non-employee directors.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Total
Robert S. Weiss (Chairman)	$175,000	$296,821	$471,821
William A. Kozy (Lead Director)	$85,000	$283,380	$368,380
Colleen E. Jay	$70,000	$269,939	$339,939
Jody S. Lindell (4)	$33,333	$0	$33,333
Cynthia L. Lucchese	$41,667	$269,939	$311,606
Teresa S. Madden	$75,000	$269,939	$344,939
Gary S. Petersmeyer	$50,000	$269,939	$319,939
Maria Rivas, M.D.	$50,000	$269,939	$319,939

(1)Fees earned represent all cash compensation paid to the non-employee directors for their service during the most recent fiscal year.
(2)Represents the grant date fair value of RSUs granted under the 2020 Directors’ Plan to all the non-employee directors serving on April 1, 2023, subject to continued service on our Board, as follows:
oMr. Weiss, as Chairman of the Board was granted 795 RSUs.
oMr. Kozy as Lead Director was granted 759 RSUs.
oMs. Jay, Ms. Lucchese, Ms. Madden, Mr. Petersmeyer, and Dr. Rivas were each granted 723 RSUs.
All awards will vest in full on April 1, 2024. The amounts shown reflect compensation costs recognized in our financial statements in accordance with ASC 718. For a discussion of valuation assumptions, see Note 9, Stock Plans, in our Notes to Consolidated Financial Statements included in our 2023 Annual Report.
(3)On October 31, 2023, each non-employee director held the following options and RSU awards:

Name	Shares Underlying Outstanding Stock Options	Number of RSUs Outstanding
Robert S. Weiss	139,692	795
William A. Kozy	1,766	759
Colleen E. Jay	1,766	723
Jody S. Lindell	5,864	0
Cynthia L. Lucchese	0	723
Teresa S. Madden	0	723
Gary S. Petersmeyer	1,782	723
Maria Rivas, M.D.	0	723

Mr. Weiss’ outstanding options include options granted under the 2007 Long Term Incentive Plan for employees while Mr. Weiss served as our Chief Executive Officer.
(4)Payments to Ms. Lindell represent meeting fees and a pro rata stipend for service as a director through March 2023. Ms. Lindell retired as a director effective on the date of the 2023 Annual Meeting and, accordingly, was not granted RSUs under the 2020 Directors’
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Plan. Ms. Lindell's outstanding options will remain exercisable by their terms for three years from her resignation as a director.
Mr. Kurzius joined the Board after the start of the 2024 fiscal year and received no payments during the 2023 fiscal year, so is not included in the table.

Director Stock Ownership Requirements
The Board has adopted stock ownership requirements for non-employee directors. The Board adopted this requirement to strengthen the relationship between director and stockholder interests. Under the current requirements, non-employee directors must hold shares of our common stock valued at five (5) times their annual retainer.
Shares held must be free of restrictions to meet ownership requirements, and until the required ownership values are met the non-employee directors must retain 100% of the shares of common stock received on vesting of stock awards or on exercise of stock options. All of our non-employee directors complied with the applicable ownership requirements as of October 31, 2023.

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PROPOSAL 1 — ELECTION OF DIRECTORS
Our Bylaws require that we have a minimum of six and maximum of eleven directors serving on the Board. All directors are elected annually by a majority of votes cast.
The Board sets the size of the board annually prior to the Annual Meeting and has fixed the number of directors to be elected at the 2024 Annual Meeting at eight.
After many years of dedicated service to the Company and its stockholders, Gary S. Petersmeyer announced his intention to retire from the Board and will not be standing for re-election at the 2024 Annual Meeting.

The Nominees
The nominees presented for election as directors are listed below, along with information regarding when they joined the Board, their present principal occupation, recent business experience, and their service on other companies’ boards of directors. Each nominee listed below currently serves on the Board and there are no family relationships between any of the nominees, or between the nominees and any of our officers.
Each nominee, if elected, will serve as a director until the next Annual Meeting or until their successor is duly elected and qualified. All nominees listed below have given their consent to be named as nominees for election and have indicated their intention to serve if they are elected. The Board does not anticipate that any of the nominees will be unable to serve as a director, but if a nominee is unable to serve, the Board may either propose an alternate nominee or elect to reduce the size of the Board. If an alternative nominee is proposed, proxies will be voted for the alternative nominee.

Director Nominees for Consideration at the Annual Meeting

			Committee Memberships				Financial Expert	Other Public Boards	Demographics
Current Directors	Since	Age	Audit	CGNC	OCC	Independent			Gender	Race / Ethnicity
Robert S. Weiss (Chairman)	1996	77						--	M	White
William A. Kozy (Lead Director)	2016	72		❖	◆			1	M	White
Colleen E. Jay	2016	61		◆	❖			2	F	White
Lawrence E. Kurzius	2023	66	◆		◆			2	M	White
Cynthia L. Lucchese	2022	63	◆	◆				2	F	White
Teresa S. Madden	2020	67	❖		◆			1	F	White
Maria Rivas, M.D.	2021	60	◆	◆				--	F	Hispanic
Albert G. White III (CEO)	2018	54						--	M	White

❖- Committee Chair     ◆ – Committee Member

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Colleen E. Jay	Joined The Board: April 2016
Independent Director	Committees: Organization & Compensation Committee (Chair) Corporate Governance & Nominating Committee
Ms. Jay has almost 35 years of experience within the consumer goods industry, including over 15 years of experience as a senior executive. She has first-hand experience with leading large, complex international business operations, including direct responsibility for operations in China and Europe, giving her a strong background in international business, including strategy, sales and marketing, regulatory challenges, and cultural differences in various markets. She brings strong operational, consumer branding and global perspective to the Board that assists with understanding and analyzing our markets and global expansion.
Business Experience:
Ms. Jay served as a Global Division President for Procter and Gamble until her retirement in October 2017. Her most recent operational assignment was President, Global Beauty Specialty Business at Procter & Gamble from 2015 where she was responsible for the Wella Professional Salon, Cosmetics, Retail Hair Color, and Fragrance businesses, and the successful divestiture of them.
Prior to that, Ms. Jay led the multi-billion-dollar Global Retail Hair Care and Color division of Procter & Gamble from 2012 to 2015 and the Global Female Beauty division from 2010 to 2012. She also served as Vice President & General Manager, Greater China Feminine Care, Personal Cleansing, Oral Care & Entire China Marketing Function, based in Guangzhou, China, from 2006 to 2009, where she was responsible for businesses with a combined value of over $1 billion.
She worked in various positions with Procter & Gamble since July 1985 and has led operational units in the United States, Canada, China, and Switzerland (including leading global businesses) during the course of her career. Ms. Jay has also volunteered at Catalyst, Inc., a non-profit organization dedicated to improving workplace inclusion for women. She graduated with honors from Wilfrid Laurier University with a bachelor’s degree in business administration.
Other Directorships and Memberships:
Ms. Jay serves on the board of two publicly traded companies (in addition to Cooper):
•Treasury Wine Estates (ASX: TWE), a publicly traded company making and selling wine for the global market; and
•Beyond Meat, Inc. (NASDAQ: BYND) where she is also a member of its audit committee.

William A. Kozy	Joined The Board: April 2016
Vice Chairman Independent Lead Director	Committees: Corporate Governance & Nominating Committee (Chair) Organization & Compensation Committee
Mr. Kozy has over 40 years of experience in the medical technology industry. Prior to serving as Chief Operating Officer for Becton Dickinson, key business worldwide leadership assignments included responsibilities for the Biosciences, Diagnostic, and Medical segments of the company. He is the only leader in Becton Dickinson history to have led all three segments of the company in his career. He also
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brings corporate leadership experience from Becton Dickinson in other areas: innovation systems, company manufacturing, and Becton Dickinson’s first ERP implementation. Overall, Mr. Kozy brings depth of general management experience in business strategy, operations, and financial performance to this role. Additionally, he has considerable experience in merger and acquisition activity, with integration as an area of executive focus.
Business Experience:
Mr. Kozy served as the Chief Operating Officer of Becton Dickinson (NYSE: BDX) from 2012 until his retirement in 2016, and as its Executive Vice President from 2006 until 2016. He also served as a member of the corporate Leadership Team for Becton Dickinson and in various executive roles since 1988, including Senior Vice President of Company Operations from 1998 until 2002, President of BD Diagnostics from 2002 through 2006, President of the BD Biosciences segment from 2006 to 2009 and head of BD Medical from 2009 through 2011. Mr. Kozy holds a bachelor’s degree from Kenyon College.
Other Directorships and Memberships:
Mr. Kozy is the chair of the board of directors of LivaNova PLC (NASDAQ: LIVN), a publicly traded medical device company focused on neurological and cardiovascular medicine. He also serves on the nominating and corporate governance committee.
He also serves as a senior advisor to McKinsey & Company, a global management firm, with a focus on mergers and acquisitions.

Lawrence E. Kurzius	Joined The Board: December 2023
Independent Director Audit Committee Financial Expert	Committees: Audit Committee Organization & Compensation Committee
Mr. Kurzius has over 25 years of experience in senior executive leadership roles and as a member of the board of directors with a publicly traded multinational company. He has experience with strategic planning and leadership, international operations, consumer goods marketing, and directing the day-to-day operations of a complex, global business.
Business Experience:
Mr. Kurzius currently serves as the Executive Chairman of McCormick & Company, Inc. (NYSE: MKC) and previously served as Chairman from 2017 to 2023. Previously, he served as Chief Executive Officer of McCormick from 2016 to 2023, and he also served as its President from 2015 until 2022 and as Chief Operating Officer from 2015 to 2016. He served in other senior positions within McCormick, including President of its global consumer business from 2013 to 2016, Chief Administrative Officer from 2013 to 2015, President of its international business from 2008 to 2013, and in other regional and divisional leadership roles from 2003. Prior to joining McCormick, he served as Chief Executive Officer of Zatarain’s Brands, Inc. until its acquisition by McCormick. Mr. Kurzius graduated from Princeton University magna cum laude with a degree in economics.
Other Directorships and Memberships:
Mr. Kurzius serves on the board of two publicly traded companies (in addition to Cooper):
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•McCormick & Company, Inc. (NYSE: MKC), a food business that manufactures, markets, and distributes spices, seasoning mixes, condiments, and other products to the food industry; and
•Elanco Animal Health Inc. (NYSE: ELAN), an animal health company that innovates, develops, manufactures, and markets products for pets and farm animals. He also serves on Elanco’s corporate governance committee and as chair of its compensation and human capital committee.
He also serves on the board of three non-profit organizations:
•National Association of Manufacturers
•National Sporting Library & Museum
He previously served on the board of Zatarain’s Brands, Inc. from 1997 to 2004. He also previously served on the boards of several non-profit organizations, including the Consumer Goods Forum, the Consumer Brands Association and the Greater Baltimore Committee from 2016 to 2023, and as a trustee of Jacksonville University from 2010 to 2019.

Cynthia L. Lucchese	Joined The Board: October 2022
Independent Director Audit Committee Financial Expert	Committees: Audit Committee Corporate Governance & Nominating Committee
Ms. Lucchese brings almost 30 years of experience in senior corporate leadership roles, including almost 20 years of service as a Chief Financial Officer for publicly traded companies. She also has extensive experience as a director on public company boards, including audit and corporate governance roles. She is qualified as an Audit Committee Financial Expert under the SEC rules and has experience with the review and analysis of financial statements and operational risk, both through her accounting background and her experience with public company audit committees.
Business Experience:
Ms. Lucchese served as Chief Strategy Officer for Penske Entertainment Corp (previously Hulman and Company), a subsidiary of Penske Corporation, from November 2020 until her retirement in February 2023, and she served as Chief Administrative Officer and Chief Financial Officer from November 2014 to November 2020. Previously, she was Senior Vice President and Chief Financial Officer of Hillenbrand (NYSE: HI) from 2008 to 2014. She also served from 2005 to 2007 as Senior Vice President and Chief Financial Officer of Thoratec (NASDAQ: THOR), a medical device company focused on treating advanced stage heart failure, and she held various senior financial positions with Guidant Corporation (NYSE: GDT), now a part of Boston Scientific, from 1994 to 2005. Ms. Lucchese earned her undergraduate degree in accounting and MBA from the Indiana University Kelley School of Business.
Other Directorships and Memberships:
Ms. Lucchese serves on the board of Inari Medical (NASDAQ: NARI), a company focused on treatment of venous thromboembolism and other venous diseases. She also serves on the nominating & corporate governance committee and as chair of the audit committee.
She also serves on the board of two private companies:
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•Relievant Medsystems, Inc., a private medical device company focused on treatment of spinal pain; and
•Beaver-Visitec, Inc., a private company focused on ophthalmic surgical devices, and she serves as chair of the audit committee.
In addition, she serves on the Dean’s Council of the Indiana University Kelley School of Business.
Ms. Lucchese previously served on the board of Hanger, Inc. (NYSE: HNGR), a provider of products and services that assist patients with disabilities or injuries, until its acquisition in October 2022 by Patient Square Capital, where she served on the audit committee, and on the board of Intersect ENT (NASDAQ: XENT) from 2014 until its acquisition by Medtronic, Inc. in 2022, where she served on the nominating & corporate governance committee and as chair of the audit committee. She also served on the board of Brightpoint, Inc. (NASDAQ: CELL) from 2009 until its acquisition by Ingram Micro, Inc. in 2012, where she served as chair of the audit committee and a member of the nominating & corporate governance committee, and on the Investment Board of the Next Level Indiana Fund through September 2022.

Teresa S. Madden	Joined The Board: December 2020
Independent Director Audit Committee Financial Expert	Committees: Audit Committee (Chair) Organization & Compensation Committee
Ms. Madden’s extensive experience in financial leadership roles and service with the audit committees of public company boards brings valuable accounting knowledge to the Board. She is also qualified as an Audit Committee Financial Expert under the SEC rules and has experience with the review and analysis of financial statements and operational risk, both through her accounting background and her experience with public company audit committees.
Business Experience:
Ms. Madden served as Executive Vice President and Chief Financial Officer of Xcel Energy, Inc. (NASDAQ: XEL), an electric and natural gas utility, from 2011 until her retirement in 2016. She joined Xcel in 2003 as Vice President, Finance, Customer & Field Operations and was named Vice President and Controller in 2004. Previously, she served as Controller for Rogue Wave Software, Inc. from 2000 to 2003 and as Controller for New Century Energies and Public Service Company of Colorado, predecessor companies of Xcel Energy. Ms. Madden holds a Bachelor of Science in Accounting from Colorado State University and a Master of Business Administration from Regis University.
Other Directorships and Memberships:
Ms. Madden serves on the board of Enbridge, Inc. (NYSE: ENB) and serves on the governance committee and as chair of the audit, finance, and risk committee.
She previously served as a director for Peabody Energy Corporation (NYSE: BTU) from 2017 to 2020 where she served on the health, safety, security & environmental committee and as chair of the audit committee.

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Maria Rivas, M.D.	Joined The Board: July 2021
Independent Director	Committees: Audit Committee Corporate Governance & Nominating Committee
Dr. Rivas brings extensive knowledge of the medical profession as well as significant experience in the medical device and healthcare industry, particularly in the area of women’s healthcare. Her background provides the Board with crucial insight into the practical application of our women’s healthcare products and the needs of medical practitioners.
Business Experience:
Dr. Rivas currently serves as Global Chief Medical Affairs Officer and Head, Evidence Generation for Pfizer, Inc. (NYSE: PFE). Until September 2022, she served as Chief Medical Officer and Senior Vice President for the healthcare business of Merck KGaA, Darmstadt, Germany (which operates as EMD Serono in the US and Canada) where she led the Global Pharmacovigilance, Medical Affairs and Evidence and Value Development (HEOR) teams in over 90 countries. Dr. Rivas has extensive experience in driving growth and commercialization strategies, global operations, digital transformation, and crisis and risk management in highly regulated industries.
Prior to that, Dr. Rivas served as Senior Vice President of Global Medical Affairs at Merck & Co (MSD), as Vice President of Global Medical Affairs at AbbVie, as Vice President of Oncology, General Medicine and Diagnostic Imaging Medical Affairs at Bayer Healthcare, and in various roles at Eli Lilly including Head of US Women’s Health Medical Affairs. Before joining Eli Lilly, Dr. Rivas was in private practice as an endocrinologist in Puerto Rico.
Dr. Rivas obtained a BA in Biochemistry from Brandeis University, Waltham, MA and an MD from Columbia University’s Vagelos College of Physicians and Surgeons, New York, NY. She completed a residency in Internal Medicine and a fellowship in Endocrinology at NY-Presbyterian Hospital, New York, NY. Dr. Rivas is board certified in Endocrinology, Diabetes and Metabolism.
Other Directorships and Memberships:
Dr. Rivas served as a director for Medidata (NASDAQ: MDSO), a public, mid-cap health technology company, until its successful merger with Dassault Systèmes. She served as a member of the audit and compensation committees for Medidata.

Robert S. Weiss	Joined The Board: January 1996
Independent Director Chairman of the Board
As our former Chief Executive Officer and with over 40 years of experience with the Company, Mr. Weiss provides the benefit of personal perspective on our business, awareness of our peers and our industry, and an understanding of the strategic goals for our Company that is important to the Board in making decisions regarding the direction of our business. He provides leadership, extensive knowledge of our Company, and business, operating, and policy experience to our Board.
Business Experience:
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Mr. Weiss served as our President from March 2008 and as our Chief Executive Officer from November 2007 until his retirement in May 2018. He also served as President of CooperVision, our contact lens subsidiary, from March 2007 to February 2008. He previously served as our Chief Operating Officer from January 2005 to October 2007 and as Executive Vice President from October 1995 to October 2007. He served as our Chief Financial Officer from September 1989 to January 2005. He served as our Treasurer from 1989 to March 2002. Since joining us in 1977, he has held a number of finance positions both with us and Cooper Laboratories, Inc. (our former parent).
Other Directorships and Memberships:
Mr. Weiss served as a director of Accuray Incorporated (Nasdaq: ARAY), a company that develops, manufactures, and sells precise, innovative tumor treatment solutions that set the standard of care with the aim of helping patients live longer, better lives, until November 2019. He served on its nominating and governance committee and on its audit committee.
He also served as a member of the Board of Trustees of the University of Scranton in Pennsylvania until May 2021, including service on its finance, advancement, and audit committees.

Albert G. White III	Joined The Board: March 2018
President & Chief Executive Officer
As our current Chief Executive Officer, Mr. White provides the Board with a direct connection to senior management and the benefit of management’s perspective on our business and immediate strategic goals. He provides leadership, extensive knowledge of our Company, and insight on the day-to-day operation of the business.
Business Experience:
Mr. White has served as President & Chief Executive Officer and a member of our Board of Directors since May 2018. Previously, he served as Chief Financial Officer from November 2016 until his appointment as CEO and he also served as Executive Vice President and Chief Strategy Officer, positions he held from December 2015 and July 2011, respectively. From August 2015 to May 2018, Mr. White also directed our women’s healthcare business and served as Chief Executive Officer of Cooper Medical Inc., the parent company to CooperSurgical. Previously, he served as Vice President, Investor Relations from November 2007 through March 2013 and as Vice President and Treasurer from April 2006 through December 2012. Prior to joining the Company, Mr. White was a Director with KeyBanc Capital Markets for three years and held a number of leadership positions within KeyBank National Association over the prior eight years.
Other Directorships and Memberships:
Mr. White does not hold any external directorships.

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Nominees for director will be elected by a majority of the shares voted in person or by proxy at the Annual Meeting. The number of shares voted FOR a nominee must exceed the number of shares voted AGAINST.
Abstentions and broker non-votes will not be counted as votes cast either for or against the nominee and therefore will not affect the outcome of the director elections.

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PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed the firm of KPMG LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending October 31, 2024.
This appointment will continue at the pleasure of the Audit Committee and is presented to the stockholders for ratification as a matter of good governance. If this appointment is not ratified by our stockholders, the Audit Committee will consider that fact when it selects our independent auditor for the following fiscal year.
A representative of KPMG is expected to attend the Annual Meeting with an opportunity to make a statement and/or respond to appropriate questions from stockholders present at the Annual Meeting.
KPMG has served as our independent registered public accounting firm since 1982. The Audit Committee believes that KPMG’s tenure as the Company’s independent registered public accounting firm provides distinct benefits, as KPMG has obtained significant knowledge and expertise in the Company’s global business operations, accounting policies and practices, and internal control over financial reporting. This knowledge:
•Enhances audit quality and effectiveness and provides a framework for effective audit design and planning.
•Enables efficiencies allowing cost effectiveness in fee negotiations.
•Avoids disruption and additional education, and the substantial knowledge and familiarity required of a new auditor.
In considering whether to reappoint KPMG, the Audit Committee considered:
•KPMG’s qualifications and global capabilities, including its experience in our industry.
•The results of the Audit Committee’s annual assessment of KPMG’s performance.
•KPMG’s, and the audit engagement team’s, independence including whether the provision of non-audit services provided by KPMG, individually and in aggregate, to the Company during 2023 was compatible with their independence.
•The quality, timeliness, and candor of KPMG’s communications with the Audit Committee and management.
•The appropriateness of KPMG’s fees.
•KPMG’s tenure as our independent registered public accounting firm.
•The controls and processes in place that help ensure KPMG’s continued independence.
•Any Public Company Accounting Oversight Board’s firm inspection reports.
•The potential impact of appointing a new independent registered public accounting firm.
Based on this evaluation, the Audit Committee believes that KPMG is independent, and its selection is in the best interests of the Company.

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The proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm for the 2024 fiscal year requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal.
Abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.
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PROPOSAL 3 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
We are requesting stockholder approval, on an advisory basis, of the compensation of our NEOs as presented in the Compensation Discussion and Analysis beginning on page 24 and the compensation tables and associated narrative disclosure included in the discussion of executive compensation beginning on page 45.
In addition to the annual review of our overall programs by our Organization & Compensation Committee (OCC), which is responsible for the design and administration of our executive compensation program, we have presented this advisory vote to our stockholders on an annual basis since 2011.
As an advisory vote, this proposal is not binding upon us as a Company; however, the OCC values the opinions of our stockholders as expressed through your vote on this proposal. The OCC will consider the outcome of this vote in making future compensation decisions for our NEOs.
Our executive compensation program has been designed to retain and incentivize a talented, motivated, and focused executive team by providing compensation that is competitive within our market. We believe that our executive compensation program provides an appropriate balance between salary and “at-risk” forms of incentive compensation, as well as a mix of incentives that encourage executive focus on both short-term and long-term goals as a company without encouraging inappropriate risks to achieve performance.
Highlights of our Named Executive Officer compensation include:
•Short-term and long-term incentives represent the majority of executive compensation, making actual compensation dependent on our performance as a company.
•Short-term incentives require achievement of both quantitative financial goals tied to our operating budget and accomplishments against non-financial objectives approved by the OCC.
•Half of the long-term, equity-based compensation awarded to our NEOs is granted in the form of performance share awards.
•Agreements with our NEOs include a “double trigger” for any compensation on termination of employment resulting from a change in control.
•We maintain Stock Ownership Guidelines for our executives, including a requirement that our Chief Executive Officer maintain stock ownership equivalent to at least five times his base salary.
Accordingly, we will present the following resolution for vote at the 2024 Annual Meeting of Stockholders:
“RESOLVED, that the stockholders of The Cooper Companies, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s NEOs as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure as set forth in our Proxy Statement.”

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The proposal to approve our Named Executive Officer’s compensation, on an advisory basis, requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same practical effect as votes against this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.
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OTHER MATTERS
The Board knows of no other matters to be presented at the Annual Meeting, but if any such matters properly come before the Annual Meeting, it is intended that the persons holding the accompanying proxy will vote in accordance with their best judgment.

RECOMMENDATIONS
The Board unanimously recommends that the stockholders vote:
•FOR the election of eight directors to our Board as identified in this Proxy Statement.
•FOR the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2024.
•FOR the compensation of our NEOs as presented in this Proxy Statement, on an advisory basis.
When a properly executed proxy in the form enclosed with this Proxy Statement is returned, the shares will be voted as indicated or, if no directions are indicated, the shares will be voted in accordance with the recommendations of the Board.

VOTING INFORMATION
Your vote is important to us. Regardless of whether you plan to attend the meeting, we encourage you to read this Proxy Statement and the accompanying materials and to vote your shares as soon as possible to ensure that your vote is recorded. We look forward to your participation.

Who is entitled to vote at the Annual Meeting?
Our Record Date for the Annual Meeting is January 24, 2024. All stockholders who owned our stock at the close of business on the Record Date are entitled to receive proxy materials and to vote at the Annual Meeting and any continuations, adjournments, or postponements thereof.
As of the Record Date, there were 49,685,280 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?
Each outstanding share of our common stock is entitled to one vote at the Annual Meeting. You have one vote per share that you owned at the close of business on the Record Date.

How do I vote my shares?
You can vote your shares in person at the Annual Meeting or vote by proxy. The method of voting by proxy differs for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder you may vote your shares by following the instructions on the Notice, or by completing, dating, and signing the proxy card included with this Proxy Statement and
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promptly returning it in the pre-addressed, postage paid envelope provided to you. If phone or internet voting is available to you, instructions are included in the Notice or on your proxy card.
If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank, or other nominee, you will receive the proxy materials from your broker, bank, or other nominee with instructions on how to vote your shares. Your broker, bank, or other nominee may allow you to deliver your voting instructions by phone or through the internet. If you wish to vote your shares in person you may do so by attending the Annual Meeting and requesting a ballot.

What happens if I vote my shares by proxy?
When you return a completed proxy card, or vote your shares by telephone or internet, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct.
If you sign and return a proxy card, but do not provide instructions on how to vote your shares, the designated officers will vote your shares on your behalf as recommended by the Board:
•FOR the election of eight directors, as identified in this Proxy Statement, to serve for one year terms expiring at the 2025 annual meeting of stockholders.
•FOR ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending October 31, 2024.
•FOR approval, on a non-binding, advisory basis, of the compensation of our Named Executive Officers as presented in this Proxy Statement.

Can I change or revoke my vote after I return my proxy card or voting instructions?
If you choose to vote your shares by proxy, you may revoke or change your vote at any time prior to the casting of votes at the Annual Meeting. To revoke or change your vote, you may take any of the following actions:
1.Execute and submit a new proxy card bearing a later date than your original proxy card.
2.Submit new voting instructions through telephonic or internet voting, if available to you.
3.Notify Nicholas S. Khadder, Secretary of the Company, in writing that you wish to revoke your proxy; or
4.Vote your shares in person at the Annual Meeting.
Attending the Annual Meeting in person will not automatically revoke your proxy.

How many votes must be present to hold the Annual Meeting?
To conduct business and have a valid vote at the Annual Meeting a quorum must be present in person or represented by proxies. A quorum is defined as a majority of the shares outstanding on the Record Date and entitled to vote. In accordance with Delaware law and our Bylaws, broker “non-votes” and proxies reflecting abstentions will be considered present and entitled to vote for purposes of determining whether a quorum is present.

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What are broker “non-votes”?
Broker “non-votes” occur when a broker is not permitted to vote on behalf of shares it holds for a beneficial owner and the beneficial owner does not provide voting instructions. Shares held in a broker’s name may be voted by the broker, but only in accordance with the rules of Nasdaq. Under those rules, the broker must follow the instructions of the beneficial owner. If instructions are not provided, Nasdaq rules determine whether the broker may vote the shares based on its own judgment or if it is required to withhold its vote. This determination depends on the proposal being voted on. For the proposals to be presented at the Annual Meeting, broker discretionary voting is only permitted for the ratification of our independent registered public accounting firm.

Will I have appraisal or similar dissenters’ rights in connection with the proposals being voted on at the Annual Meeting?
No. You will not be entitled to appraisal or similar dissenters’ rights in connection with the proposals to be voted on at the Annual Meeting.

Other Q&A
Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
The SEC permits us to provide our proxy materials electronically if you have not previously requested to receive only printed materials on an ongoing basis. Accordingly, on or about February 8, 2024, we mailed a Notice of Internet Availability of Proxy Materials. The Notice includes instructions on how to access the proxy materials over the internet or to request a printed copy.
The Notice was sent to our stockholders of record as of January 24, 2024. All stockholders receiving the Notice can access the proxy materials electronically through the website referred to in the Notice, and they also have the option to request a printed set of the proxy materials. We encourage stockholders to take advantage of the availability of proxy materials on the internet.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?
No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote.

Who pays for the proxy solicitation and how will the Company solicit votes?
We pay all costs associated with the solicitation of proxies, including any costs incurred by brokers and other fiduciaries to forward proxy solicitation materials to beneficial owners.
We may solicit proxies in person or by mail, telephone, facsimile, or e-mail. Proxies may be solicited on our behalf by any of our directors, officers, or employees. Additionally, we have retained the firm of D.F. King & Co., Inc. to assist with the solicitation of proxies and will pay a fee of $17,500 for this service, plus reasonable costs and expenses.

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How can I communicate with the Board of Directors?
Any interested party can contact our Board to provide comments, to report concerns, or to ask a question, at the following address:
Nicholas S. Khadder
Corporate Secretary
The Cooper Companies, Inc.
6101 Bollinger Canyon Road, Suite 500
San Ramon, CA 94583
Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. You may also communicate online with our Board of Directors as a group through our website.
Please refer to our website at http://investor.coopercos.com/ for any changes in this process.
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STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR
SEC rules and our Bylaws permit stockholders to nominate directors for election and to propose other business to be considered by stockholders at an annual meeting of stockholders under various mechanisms.
To be considered at the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”), director nominations or other proposals must be submitted in writing to:
Nicholas S. Khadder, Corporate Secretary
The Cooper Companies, Inc.
6101 Bollinger Canyon Road, Suite 500
San Ramon, CA 94583

Proposals to be Presented Under Rule 14a-8:
    No later than October 5, 2024.
Director Nominations under Bylaw Article II, Section 16 (“Proxy Access”):
    No earlier than September 5, 2024 and no later than October 5, 2024.
Proposals and Director Nominations Submitted Under Other Bylaw Provisions:
    No earlier than November 19, 2024 and no later than December 19, 2024.

In the event that we set the date for the 2025 Annual Meeting more than 30 days before or more than 70 days after March 19, 2025, submissions may be made no earlier than the close of business on the 120th day prior to the announced meeting date and no later than the close of business on the later of the 90th day prior to the announced meeting date or the 10th day following our first public disclosure of the date of the meeting.
If we increase the number of directors to be elected at the 2025 Annual Meeting with less than 100 days’ notice prior to March 19, 2025, stating the size of the increase and naming all the nominees for director, then stockholder nominations for directors will be considered if the proposal is delivered to our Secretary at our principal offices no later than 10 days after we make a public announcement of the increased board size. This only applies to nominations for positions created by the increase and does not apply to nominations for current positions.
Director nominations submitted under Bylaw provisions must meet the requirements set forth in the applicable Bylaw provisions.
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RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

THE COOPER COMPANIES, INC. AND SUBSIDIARIES
Reconciliation of Selected GAAP Results to non-GAAP Results
(In millions, except per share amounts)
(Unaudited)
	Twelve Months Ended October 31,
	2023 GAAP	Adjustment		2023 Non-GAAP	2022 GAAP	Adjustment		2022 Non-GAAP
Cost of sales	$1,235.3	$(28.7)	A	$1,206.6	$1,168.8	$(48.5)	A	$1,120.3
Operating expense excluding amortization	$1,638.6	$(102.8)	B	$1,535.8	$1,452.5	$(46.7)	B	$1,405.8
Amortization of intangibles	$186.2	$(186.2)	C	$–	$179.5	$(179.5)	C	$–
Other (income) expense, net	$14.9	$(6.3)	D	$8.6	$(25.0)	$42.1	D	$17.1
Provision for income taxes	$118.7	$(20.1)	E	$98.6	$89.5	$1.4	E	$90.9
Diluted earnings per share (1)	$5.91	$6.90		$12.81	$7.76	$4.66		$12.42
Weighted average diluted shares used	49.8			49.8	49.7			49.7

AFiscal 2023 GAAP cost of sales included $28.7 million of costs primarily related to integration activities and exit costs of the contact lens care business, resulting in fiscal 2023 GAAP gross margin of 66% as compared to fiscal 2023 non-GAAP gross margin of 66%. Fiscal 2022 GAAP cost of sales included $48.5 million of costs primarily related to exit costs of the contact lens care business and integration costs, resulting in fiscal 2022 GAAP gross margin of 65% as compared to fiscal 2022 non-GAAP gross margin of 66%.
BFiscal 2023 GAAP operating expense included $102.8 million costs, consisting primarily of payment of $45.0 million termination fee under an asset purchase agreement related to Cook Medical’s reproductive health business and integration activities. Fiscal 2022 GAAP operating expense included $46.7 million of costs primarily related to acquisition and integration activities and exit costs of the contact lens care business, partially offset by net decrease in fair value of contingent consideration.
CAmortization expense was $186.2 million and $179.5 million for the fiscal 2023 and 2022, respectively. Items A, B, and C resulted in fiscal 2023 GAAP operating margin of 15% as compared to fiscal 2023 non-GAAP operating margin of 24%, and fiscal 2022 GAAP operating margin of 15% as compared to fiscal 2022 non-GAAP operating margin of 24%.
DFiscal 2023 other expense (income) primarily consists of loss on minority investments. Fiscal 2022 other expense (income) primarily consists of a gain on deconsolidation of SightGlass Vision.
EAdjustments to provision for income taxes were primarily from the above items and intra-entity asset transfers.
(1)QTD non-GAAP adjustments or diluted non-GAAP EPS may not sum to YTD non-GAAP adjustments or YTD diluted non-GAAP EPS due to rounding.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Meeting Date March 19, 2024